UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
TOUCHSTONE SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: common stock, par value $0.001 per share of TouchStone Software Corporation

(2)	Aggregate number of securities to which transaction applies: 12,115,060 shares of common stock, options to purchase an aggregate of 744,500 shares of common stock and warrants to purchase an aggregate of 200,000 shares of common stock outstanding as of April 1, 2008.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 12,115,060 shares of common stock multiplied by $1.48 per share; (B) options to purchase 744,500 shares of common stock with exercise prices less than $1.48 multiplied by $0.99 (which is the difference between $1.48 and the weighted average exercise price of $0.49 per share); and (C) warrants to purchase 200,000 shares of common stock with exercise prices less than $1.48 multiplied by $0.18 (which is the difference between $1.48 and the weighted average exercise price of $1.30 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $18,703,344

(5)	Total fee paid: $735.04
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

TOUCHSTONE SOFTWARE CORPORATION
1538 Turnpike St., North Andover, Massachusetts 01845
Telephone (978) 686-6468
www.touchstonesoftware.com

May 21, 2008

Dear Stockholder,

You are cordially invited to attend a special meeting of TouchStone Software Corporation stockholders to be held on June 25, 2008, starting at 11:00 a.m., Pacific Daylight Time, at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, California 90067.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which TouchStone would be acquired by Phoenix Technologies Ltd. We entered into the merger agreement on April 9, 2008. If the merger is completed, you, as a holder of TouchStone common stock, will be entitled to receive $1.48 in cash, without interest, for each share of common stock owned by you at the consummation of the merger, as more fully described in the enclosed proxy statement. Upon completion of the merger, TouchStone common stock will cease to be quoted on the Over-The-Counter Bulletin Board.

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of TouchStone stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of shares entitled to vote at the special meeting. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about TouchStone from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

/s/  Pierre A. Narath
Pierre A. Narath
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 21, 2008, and is first being mailed to stockholders on or about such date.

TOUCHSTONE SOFTWARE CORPORATION
1538 Turnpike St., North Andover, Massachusetts 01845

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2008

To the Stockholders of TouchStone Software Corporation:

A special meeting of stockholders of TouchStone Software Corporation, a Delaware corporation, or TouchStone, will be held on June 25, 2008, starting at 11:00 a.m., Pacific Daylight Time, at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, California 90067, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 9, 2008, among TouchStone, Phoenix Technologies Ltd., a Delaware corporation, and Andover Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Phoenix Technologies Ltd., as it may be amended from time to time, pursuant to which Andover Merger Sub, Inc. will merge with and into TouchStone.

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on May 15, 2008 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of TouchStone common stock held on the record date.

Under Delaware law, TouchStone stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and the merger and comply with the other Delaware law procedures set forth in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE TOUCHSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

/s/  Pierre A. Narath
Pierre A. Narath
Chairman of the Board

North Andover, Massachusetts
May 21, 2008

ADDITIONAL INFORMATION

This document incorporates important business and financial information about TouchStone from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 44. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from TouchStone Software Corporation, 1538 Turnpike St., North Andover, Massachusetts 01845, Attn: Investor Relations, Telephone (978) 686-6468. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by June 18, 2008 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue — 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	9
THE SPECIAL MEETING	9
Date, Time, Place and Purpose of the Special Meeting	9
Record Date and Quorum	9
Vote Required for Approval	10
Proxies and Revocation	10
Adjournments and Postponements	11
Solicitation of Proxies	11
Questions and Additional Information	11
Availability of Documents	12
THE COMPANIES	12
TouchStone	12
Phoenix	12
Andover Merger Sub, Inc.	12
THE MERGER	12
Background of the Merger	12
Reasons for the Merger; Recommendation of TouchStone’s Board of Directors	15
Opinion of TouchStone’s Financial Advisor	17
Interests of TouchStone’s Directors and Executive Officer in the Merger	21
Material U.S. Federal Income Tax Consequences of the Merger	22
Regulatory Approvals	23
THE MERGER AGREEMENT	23
The Merger	24
The Merger Consideration and the Conversion of Capital Stock	24
Payment Procedures	25
Treatment of Stock Options and Warrants	25
Representations and Warranties	26
Covenants Regarding Conduct of Business by TouchStone Pending the Merger	27
No Solicitations	29
Employee Matters	31
Efforts	32
Other Covenants and Agreements	32
Conditions to the Merger	35
Termination of the Merger Agreement	36
Expenses and Other Payments	38
Voting Agreements	38
APPRAISAL RIGHTS	38
CURRENT MARKET PRICE OF COMMON STOCK	42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	43
FUTURE STOCKHOLDER PROPOSALS	43
WHERE YOU CAN FIND MORE INFORMATION	44
Annex A: Agreement and Plan of Merger	A-1
Annex B: Opinion of Sanli Pastore & Hill, Inc.	B-1
Annex C: Section 262 of the General Corporation Law of the State of Delaware	C-1

SUMMARY TERM SHEET

The following summary highlights the material terms of a proposed transaction involving TouchStone Software Corporation, Phoenix Technologies Ltd., which we refer to as Phoenix, and Andover Merger Sub, Inc., which we refer to as Andover Merger Sub, pursuant to which Andover Merger Sub, a wholly owned subsidiary of Phoenix, will merge with and into TouchStone. The following summary may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to TouchStone Software Corporation and its subsidiaries in this proxy statement by using the terms “TouchStone,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Special Meeting (Page 9)

Date, Time and Place (Page 9).  The special meeting will be held on June 25, 2008, starting at 11:00 a.m., Pacific Daylight Time, at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, California 90067.

Purpose (Page 9).  You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum (Page 9).  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 15, 2008, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of May 15, 2008, there were 12,135,060 shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed for up to 45 days to solicit additional proxies.

Vote Required (Page 10).  The adoption of the merger agreement requires the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the shares entitled to vote at the special meeting. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

The Companies (Page 12)

TouchStone Software Corporation.  TouchStone, a Delaware corporation, is a software developer for the personal computer industry, specializing in system update technology. TouchStone’s principal executive offices are located at 1538 Turnpike St., North Andover, Massachusetts 01845, and its telephone number is (978) 686-6468. TouchStone’s wholly owned subsidiaries are eSupport.com, Inc., a New Hampshire corporation, and 62nds Solutions Ltd., a New Zealand corporation.

Phoenix Technologies Ltd.  Phoenix, a Delaware corporation, designs, develops and supports core system software for personal computers and other computing devices. Phoenix’s principal executive offices are located at 915 Murphy Ranch Road, Milpitas, California 95035, and its telephone number is (408) 570-1000.

Andover Merger Sub, Inc.  Andover Merger Sub, a Delaware corporation and a wholly owned subsidiary of Phoenix, was formed solely for the purpose of facilitating Phoenix’s acquisition of TouchStone. Andover Merger Sub’s principal executive offices are located at 915 Murphy Ranch Road, Milpitas, California 95035, and its telephone number is (408) 570-1000.

The Merger (Page 12)

Consummation of the Merger (Page 24).  We currently anticipate that the merger will be completed on or about June 27, 2008. However, we cannot predict the exact timing of the consummation of the merger and whether the merger will be consummated. In order to consummate the merger, (i) we must obtain stockholder approval and (ii) the other closing conditions under the merger agreement must be satisfied or, to the extent legally permitted, waived.

Background and Reasons for the Merger (Page 12 and 15).  In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with management, as well as our financial and legal advisors, and considered a number of factors.

Recommendation of TouchStone’s Board of Directors (Page 17).  After careful consideration, the board of directors deemed that the merger and the other transactions contemplated by the merger agreement together represent a transaction that is fair to, advisable and in the best interests of TouchStone and its stockholders, and unanimously adopted, approved and declared advisable the merger agreement, the merger and the other transactions contemplated thereby. The board of directors unanimously recommends that TouchStone’s stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of TouchStone’s Financial Advisor (Page 17) .  Sanli Pastore & Hill, Inc., which we refer to as SP&H, has delivered its opinion to the board of directors that, as of April 8, 2008, and based upon and subject to the factors and assumptions set forth therein, the cash price of $1.48 per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view.

The full text of the written opinion of SP&H, dated April 8, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. SP&H provided its opinion for the information and assistance of the board of directors in connection with its consideration of the transaction. The SP&H opinion is not a recommendation as to how any holder of shares of TouchStone common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between TouchStone and SP&H, dated March 12, 2008, TouchStone has agreed to pay SP&H financial advisory and transaction fees of approximately $55,000.

Interests of TouchStone’s Directors and Executive Officer in the Merger (Page 21).  Our directors and our executive officer have economic interests in the merger that are different from, or in addition to, their interests as TouchStone stockholders, including the following:

•	Upon consummation of the merger, each unexpired, unexercised and outstanding stock option and warrant to purchase TouchStone common stock, including options held by our executive officer and directors, will be cancelled and the holder of such option or warrant will be entitled to receive the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option or warrant multiplied by (ii) the total number of shares subject to such option or warrant, less applicable withholding taxes.

•	Our executive officer and directors have rights to indemnification and directors’ and officers’ liability insurance that will survive consummation of the merger.

•	If the merger is consummated, our President and Chief Executive Officer, Jason K. Raza, will be entitled to certain payments and will enter into an employment offer letter with Phoenix.

•	If the merger is consummated, our Chairman, Pierre A. Narath, will enter into a transition services agreement with Phoenix.

The board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated in the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 22) .  The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of our common stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the holder’s adjusted tax basis in the shares. Stockholders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

The Merger Agreement (Page 23)

The Merger (Page 24).  The merger agreement provides that, pursuant to the terms and subject to conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware, which we refer to as Delaware law, at the effective time of the merger, Andover Merger Sub will be merged with and into TouchStone and, as a result of the merger, the separate corporate existence of Andover Merger Sub will cease and TouchStone will continue as the surviving corporation (which we refer to as the surviving corporation) and become a wholly owned subsidiary of Phoenix.

The Merger Consideration and the Conversion of Capital Stock (Page 24).  At the effective time of the merger, each share of TouchStone common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $1.48 in cash (which we refer to as the merger consideration), other than treasury shares, shares held by Phoenix or its wholly owned subsidiaries immediately prior to the merger and shares of common stock held by stockholders that have properly exercised their appraisal rights.

Treatment of Stock Options and Warrants (Page 25).  Except as described below, each stock option and warrant to purchase shares of TouchStone common stock that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option or warrant will, in full settlement of such option or warrant, receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option or warrant multiplied by (ii) the total number of shares subject to such option or warrant, less applicable withholding taxes.

Representations and Warranties (Page 26).  The merger agreement contains customary representations and warranties from each of the parties. Certain representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to in negotiating the terms of the merger agreement.

Covenants Regarding Conduct of Business by TouchStone Pending the Merger (Page 27).  Except as may be required by applicable law, as may be agreed in writing by Phoenix or as may be contemplated, required or permitted by the merger agreement, from the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, TouchStone is required to conduct its business in the ordinary course of business consistent with past practice and is restricted from engaging in certain activities.

No Solicitations (Page 29).  The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in us.

However, under certain circumstances, if we receive an unsolicited, bona fide written alternative proposal from a third party that our board of directors determines in good faith (after consultation with outside counsel and financial advisors) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding such proposal, subject to specified conditions.

Employee Matters (Page 31).  The merger agreement requires us to cooperate and work with Phoenix to assist Phoenix in identifying and executing employment offer letters with certain of our employees, to provide Phoenix with an executed consulting agreement with Pierre Narath, the chairman of our board of directors, and to terminate the employment of all other employees effective immediately prior to the closing of the merger. As of April 9, 2008, Phoenix anticipated that it would offer continued employment to all current employees of TouchStone.

Other Covenants and Agreements (Page 32).  The merger agreement contains other customary covenants from each of the parties, including agreements to indemnify and provide insurance for our directors and officers that survive the consummation of the merger.

Conditions to the Merger (Page 35).  The obligations of the parties to consummate the merger are subject to certain customary closing conditions, including, among other things, that the obligations under the merger agreement have been performed as required, that the representations and warranties are accurate as of the closing, that the covenants have been complied with, that the consummation of the merger will not violate any applicable law, regulation or order, that holders of not more than 10% of the outstanding common stock as of immediately prior to the merger will have made, and not withdrawn, written demand on TouchStone for the purchase of their shares of common stock in connection with the merger in compliance with the requirements of Delaware law, that at least ten (10) employees of TouchStone and its subsidiaries, including Jason K. Raza, will become employed with Phoenix or the surviving corporation, that all persons that were providing services to TouchStone as of the date of the merger agreement and are holders of TouchStone stock options or warrants will have executed agreements releasing TouchStone, Phoenix and their respective affiliates from any claims and providing for cancellation of such stock options and warrants in exchange for the cash payments contemplated by the merger agreement and that the necessary consents and approvals have been obtained (including approval by our stockholders and all governmental consents).

Termination of the Merger Agreement (Page 36) .  The merger agreement may be terminated by the mutual consent of TouchStone and Phoenix, or under certain specified circumstances by either TouchStone or Phoenix. Upon termination of the merger agreement under certain specified circumstances, we may be required to pay a termination fee of $250,000 to Phoenix.

Voting Agreements (Page 38)

In connection with the transactions contemplated by the merger agreement, all three members of the board of directors of TouchStone, Pierre A. Narath, Jason K. Raza and Ronald R. Maas, have entered into voting agreements with Phoenix, to, among other things, vote their respective shares of our common stock in favor of the merger, unless the merger agreement has been terminated. As of April 9, 2008, these three individuals and certain related entities owned or controlled approximately 34% of the outstanding shares of TouchStone.

Appraisal Rights (Page 38)

Under Delaware law, stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger and comply with the other Delaware law procedures explained in this proxy statement.

Current Market Price of Common Stock (Page 42)

The closing sale price of our common stock on the Over-The-Counter Bulletin Board on May 13, 2008, was $1.45. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of TouchStone common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of TouchStone stockholders will be held on June 25, 2008, starting at 11:00 a.m., Pacific Daylight Time, at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, CA 90067. You should read the section entitled “The Special Meeting” beginning on page 9.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, and (3) such other business as may properly come before the special meeting.

Q.	What will a TouchStone stockholder be entitled to receive as a result of the merger?

A:	For every share of TouchStone common stock they hold at the time of the merger, TouchStone stockholders will be entitled to receive $1.48 in cash, without interest, less any applicable withholding taxes. This does not apply to shares held by any TouchStone stockholders who perfect their appraisal rights.

Q:	What will happen in the merger to warrants and stock options to purchase TouchStone common stock?

A:	At the effective time of the merger, each warrant and option to acquire TouchStone common stock outstanding immediately prior to the consummation of the merger will be cancelled and the holder of such warrant or option will receive an amount equal to the product of (i) the excess, if any, of $1.48 over the exercise price per share of such warrant or option multiplied by (ii) the total number of shares subject to such warrant or option, less any applicable withholding taxes. As a condition to closing the merger, all persons that were providing services to TouchStone as of the date of the merger agreement and are holders of TouchStone stock options or warrants are required to execute agreements releasing TouchStone, Phoenix and their respective affiliates from any claims and providing for cancellation of such stock options and warrants.

Q:	How does the merger consideration compare to the market price of TouchStone common stock?

A:	The merger consideration of $1.48 per share of TouchStone common stock represents a premium of approximately 28.7% over the closing price of TouchStone shares on the Over-The-Counter Bulletin Board on April 9, 2008, the last trading day before the date the transaction was publicly announced. The closing sale price of TouchStone common stock on the Over-The-Counter Bulletin Board on May 13, 2008 was $1.45. You are encouraged to obtain current market quotations for TouchStone common stock in connection with voting your shares.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is May 15, 2008. If you owned shares of TouchStone common stock as of the close of business on the record date, you are entitled to vote at the special meeting. As of the record date, there were approximately 12,135,060 shares of TouchStone common stock issued and outstanding.

Q:	How many votes are required to adopt the merger agreement?

A:	Under Delaware law, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TouchStone common stock. In connection with the transactions contemplated by the merger agreement, all three members of the board of directors of TouchStone, Pierre A. Narath, Jason K. Raza and Ronald R. Maas, have entered into voting agreements with Phoenix, to, among other things, vote their respective shares of TouchStone common stock in favor of the merger, unless the merger agreement has been terminated. As of April 9, 2008, these individuals and certain related entities owned or controlled approximately 34% of the total outstanding shares of TouchStone common stock.

Q.	How does the TouchStone board of directors recommend that I vote on the proposals?

A:	TouchStone’s board of directors has determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of TouchStone’s stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of TouchStone’s Board of Directors” beginning on page 15. TouchStone’s board of directors also recommends that you vote “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies to facilitate the adoption of the merger agreement.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of TouchStone common stock, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Because the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of a majority of the shares of TouchStone common stock represented in person or by proxy at the special meeting, abstentions will count as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of TouchStone common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

• by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

• in person by appearing at the special meeting.

Voting by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail even if you plan to attend the special meeting in person to ensure that your shares of TouchStone common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. With respect to any other matter that properly comes before the special meeting, the persons appointed as proxies will vote the shares of TouchStone common stock represented by the proxy as directed by TouchStone’s board of directors.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares unless you have properly instructed your nominee on how to vote. Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of TouchStone common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of common stock present or represented at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of TouchStone common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of TouchStone common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of TouchStone common stock, you have the right to change or revoke your proxy at any time prior to 10:00 a.m., Pacific Daylight Time, on the date of the special meeting:

• by delivering to TouchStone’s Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

• by submitting a later-dated proxy card.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

TouchStone Software Corporation 1538 Turnpike St. North Andover, Massachusetts 01845 Attn: Secretary

If you are a “street name” holder of TouchStone common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of TouchStone common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of TouchStone common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of TouchStone common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” on page 38 and Annex C.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of Delaware law, provided they satisfy certain criteria and conditions. For more information regarding appraisal rights, see “Appraisal Rights” on page 38. In addition, a copy of Section 262 of Delaware law is attached as Annex C to this proxy statement.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of TouchStone common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue — 3rd Floor
Stamford, CT 06902
Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. There are forward-looking statements throughout this proxy statement containing words such as “plans,” “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others: the risk that the acquisition may not be completed in the time frame expected by the parties; the failure of TouchStone stockholders to approve the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement; the failure to obtain executed agreements and releases from the employees of TouchStone and certain other third parties; the failure to close for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; risks related to diverting management’s attention from our ongoing business operations; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in TouchStone’s filings with the Securities and Exchange Commission, referred to as the SEC, which are available at the SEC’s web site http://www.sec.gov. See “Where You Can Find More Information” on page 44.

Many of the factors that will determine TouchStone’s future results are beyond TouchStone’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent TouchStone’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to TouchStone’s stockholders as part of the solicitation of proxies by the TouchStone board of directors for use at the special meeting to be held on June 25, 2008, starting at 11:00 a.m., Pacific Daylight Time, at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, California 90067, or at any postponement or adjournment thereof. The purpose of the special meeting is for TouchStone’s stockholders to consider and vote on adoption of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). TouchStone’s stockholders must adopt the merger agreement in order for the merger to occur. If TouchStone’s stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on May 15, 2008 as the record date for the special meeting, and only holders of record of TouchStone common stock on the record date are entitled to vote at the special meeting. As of May 15, 2008, there were 12,135,060 shares of TouchStone common stock outstanding and entitled to vote. Each share of TouchStone common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of TouchStone common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of TouchStone common stock represented at the special meeting but not voted, including shares of TouchStone common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of outstanding shares of TouchStone common stock representing at least a majority of the shares entitled to vote at the special meeting. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn or postpone the special meeting to a later time to solicit additional proxies requires the affirmative vote of a majority of the shares of TouchStone common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn or postpone the special meeting and failures to vote and broker non-votes will have no effect on the outcome of the proposal.

As of April 14, 2008, TouchStone’s directors and executive officer held and are entitled to vote, in the aggregate, approximately 4,113,048 shares of TouchStone common stock, representing approximately 34% of TouchStone’s outstanding common stock. We currently expect that each of TouchStone’s directors and executive officers will vote their shares of TouchStone common stock in favor of the proposals to be presented at the special meeting.

Proxies and Revocation

If you are a stockholder of record of TouchStone and return a signed and dated proxy card by mail that is received by TouchStone at any time prior to 10:00 a.m., Pacific Daylight Time, on the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting to solicit additional proxies, and in accordance with the recommendations of the board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of TouchStone common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of TouchStone common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker or other nominee holds your shares of TouchStone common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Proxies received by TouchStone at any time prior to 10:00 a.m., Pacific Daylight Time, on the date of the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting.

If you are a stockholder of record of TouchStone, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	delivering to TouchStone’s Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting in order to revoke your proxy); or

•	signing and delivering a new proxy, relating to the same shares of TouchStone common stock and bearing a later date.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

TouchStone Software Corporation
1538 Turnpike St.
North Andover, Massachusetts 01845
Attn: Secretary

If you are a “street name” holder of TouchStone common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. TouchStone’s bylaws provide that any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. In addition, under the merger agreement, we may not adjourn the meeting to a date that is more than 45 days after the original date fixed for the special meeting even if we have been unable to solicit adequate proxies to approve the transaction prior to that time. Any signed proxies received by TouchStone prior to 10:00 a.m., Pacific Daylight Time, on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of TouchStone shares of common stock present in person or represented by proxy and entitled to vote at the special meeting or the chairman of the meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow TouchStone’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting for a fee of approximately $5,000, plus reimbursement for disbursements. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of TouchStone common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. The total estimated fees and costs of soliciting proxies is expected to be approximately $17,500.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue — 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present at the meeting.

THE COMPANIES

TouchStone Software Corporation

TouchStone, a Delaware corporation, is a software developer for the personal computer industry, specializing in system update technology. In addition, TouchStone owns and operates a vast network of Internet web properties. Our growing portfolio of Internet properties serve as the main outlet to deliver our quality software products, which include Driver Agent and BIOS Agent. We currently have two wholly owned subsidiaries, eSupport.com, Inc., a New Hampshire corporation, and 62nds Solutions Ltd., a New Zealand corporation. TouchStone’s principal executive offices are located at 1538 Turnpike St., North Andover, Massachusetts 01845, and our telephone number is (978) 686-6468. For more information about TouchStone, please visit our corporate website at www.touchstonesoftware.com. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See also “Where You Can Find More Information.” TouchStone’s common stock is publicly traded on the Over-The-Counter Bulletin Board under the symbol “TSSW.OB”.

Phoenix Technologies Ltd.

Phoenix, a Delaware corporation, designs, develops and supports core system software for personal computers and other computing devices. Phoenix’s products, which are commonly referred to as firmware, support and enable the compatibility, connectivity, security and manageability of the various components and technologies used in such devices. Phoenix sells these products primarily to computer and component device manufacturers. Phoenix also provides training, consulting, maintenance and engineering services to its customers. Phoenix’s principal executive offices are located at 915 Murphy Ranch Road, Milpitas, California 95035, and its telephone number is (408) 570-1000. Additional information regarding Phoenix is contained in Phoenix’s filings with the SEC. Phoenix’s common stock is publicly traded on the NASDAQ Global Market under the symbol “PTEC”.

Andover Merger Sub, Inc.

Andover Merger Sub, a Delaware corporation and a wholly owned subsidiary of Phoenix, was formed solely for the purpose of facilitating Phoenix’s acquisition of TouchStone. Andover Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Andover Merger Sub will merge with and into TouchStone and will cease to exist. Andover Merger Sub’s principal executive offices are located at 915 Murphy Ranch Road, Milpitas, California 95035, and its telephone number is (408) 570-1000.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

TouchStone was incorporated in the State of California in October 1986 and subsequently reincorporated in the State of Delaware in December 1996. Since inception, TouchStone has operated as a software developer for the personal computer industry, specializing initially in diagnostic software and beginning in 1999 in system update technology. TouchStone’s board of directors and management have regularly reviewed and assessed TouchStone’s business strategies and objectives and the various trends and conditions affecting TouchStone’s business and the markets in which it operates, including consideration of various strategic alternatives that might be available to TouchStone, all with the goal of enhancing stockholder value. As part of this ongoing review and assessment, TouchStone has considered a range of opportunities and strategic transactions and relationships, including potential acquisitions of TouchStone by other companies.

On October 16, 2007, Pierre Narath, Chairman of TouchStone, sent an email to a potential acquiror (referred to as Company A) regarding a potential strategic relationship between TouchStone and Company A. Later that day, a representative of Company A responded to Mr. Narath via email stating that Company A was interested in exploring a potential acquisition of TouchStone and that Company A would review TouchStone’s SEC filings and discuss the potential acquisition with Mr. Narath at a later point in time.

From October 17 through October 19, 2007, Mr. Narath and the representative of Company A exchanged emails regarding TouchStone’s general financial and corporate status.

On October 19, 2007, Mr. Narath and the representative of Company A discussed over the phone various matters relating to a potential acquisition of TouchStone by Company A.

From October 19, 2007 through January 2, 2008, representatives of TouchStone and Company A engaged in further discussions regarding a potential acquisition of TouchStone by Company A, however, TouchStone and Company A were unable to agree to price and other material terms and discussions with Company A regarding the potential acquisition were terminated.

On January 20, 2008, Woodson Hobbs, President and Chief Executive Officer of Phoenix, sent an email to Mr. Narath, inquiring whether TouchStone would be interested in exploring an acquisition of TouchStone by Phoenix. Later that day, Mr. Narath responded to Mr. Hobbs via email indicating that TouchStone was interested in exploring the transaction. A call was scheduled for later in the week.

On January 22, 2008, Mr. Narath, Mr. Raza, Mr. Hobbs, Rich Arnold, Phoenix’s Chief Operating Officer and Chief Financial Officer, and Gaurav Banga, Phoenix’s Chief Technology Officer and Senior Vice President, Engineering, participated in a conference call. During the call, Mr. Narath and Mr. Raza presented an overview of TouchStone’s business, a discussion of TouchStone’s strengths and weaknesses and a summary of TouchStone’s future plans. Later that day, Mr. Narath and Mr. Raza had a follow-up call and determined that both parties were interested in continuing discussions regarding a potential acquisition transaction.

On January 23, 2008, Mr. Hobbs and Mr. Narath generally discussed various aspects of TouchStone’s history, current status and future business plans.

On February 13, 2008, Mr. Narath, Mr. Raza, and Chris Dunigan, TouchStone’s Director of Product Management, met with Mr. Hobbs and Mr. Arnold at Phoenix’s corporate headquarters and provided a general overview of TouchStone’s business including its infrastructure, products, development and future business plans. Following the meeting, Mr. Narath and Mr. Hobbs discussed Phoenix’s desire to retain Mr. Narath in a transition capacity if an acquisition of TouchStone by Phoenix was completed and Mr. Narath expressed his willingness to accommodate the needs of Phoenix in the event an acquisition of TouchStone was completed.

On February 15, 2008, Mr. Narath and Mr. Hobbs held a telephonic meeting, during which Mr. Hobbs presented a verbal offer to acquire TouchStone. Mr. Narath advised that he would speak with TouchStone’s board of directors regarding the offer and provide a response the following week.

On February 16, 2008, the TouchStone board of directors discussed the proposed transaction and the potential benefits and drawbacks associated with consummating the merger in contrast to the prospect of TouchStone remaining as an independent entity. The board of directors considered the unique opportunities a merger with Phoenix would present in facilitating TouchStone’s entry into the OEM market compared to the considerable time and effort TouchStone would need to expend to establish its own OEM sales channel. In addition, the board of directors discussed the close relationships Phoenix has with various peripheral manufacturers with whom

TouchStone was only in the initial stages of establishing relationships with. The board of directors also discussed current market trends and the increasing difficulties associated with operating a small public company.

On February 17 and 18, 2008, Mr. Narath, Mr. Hobbs and Mr. Arnold exchanged emails regarding the valuation of TouchStone.

After receiving Mr. Arnold’s email, Mr. Narath called Mr. Maas briefing him on the status of the merger discussions. Mr. Narath then spoke with Mr. Raza, discussing various matters relating to the transaction, including the maximum price to be offered by Phoenix, TouchStone’s current earnings and TouchStone’s earnings forecast for 2008, the difficulties associated with operating a small public company and the ability of management to focus its efforts on advancing product development and sales if the acquisition was consummated.

Later that day, Mr. Narath and Mr. Arnold discussed the purchase price and certain other aspects of the transaction, including the impact of the transaction on existing employees.

On February 19, 2008, Mr. Narath and Mr. Arnold had a brief discussion over the phone to generally discuss the terms of a proposed acquisition.

On February 20, 2008, Mr. Narath called Mr. Arnold to request a written proposal from Phoenix in the form of a letter of intent.

On February 21, 2008, TouchStone and Phoenix entered into a Mutual Non-Disclosure Agreement. Thereafter, Phoenix and its legal counsel commenced their due diligence review of the business and operations of TouchStone.

On February 22, 2008, Phoenix delivered a draft letter of intent to TouchStone outlining the material terms of a proposed acquisition transaction.

On February 26, 2008, TouchStone’s board of directors convened to consider the letter of intent. The board of directors reviewed the past negotiations TouchStone had with Company A regarding a potential merger and the circumstances that led to the end of discussions. The board of directors also discussed the company’s results of operations for 2007 and the company’s projected results of operations for 2008. The board of directors discussed the costs associated with growing TouchStone’s business and whether it was in the best interests of the company’s stockholders to increase expenses in order to grow future revenue and potential profits and the impact such actions would have on the company’s stock price. The board of directors then considered the ability of TouchStone to make acquisitions in the future using common stock of the company, taking into account TouchStone’s historical, current and projected stock price. Finally, the board of directors discussed the fact that Touchstone’s stock is traded on the OTC Bulletin Board with very limited trading volume and that its stock was relatively illiquid. The board of directors then agreed that after taking all relevant factors into consideration the transaction with Phoenix was in the best interests of the company and its stockholders, especially considering the fact that the cash merger would result in an immediate liquidity event for TouchStone’s stockholders.

On March 3, 2008, a conference call was held between Mr. Narath, TouchStone’s legal counsel and Phoenix’s legal counsel to discuss logistics and timing of a proposed acquisition transaction.

On March 6, 2008, Phoenix’s legal counsel delivered a draft of the Merger Agreement and Voting Agreement to TouchStone’s legal counsel.

During the week of March 10, 2008, Mr. Narath held various discussions with representatives of Phoenix to discuss the general business operations of TouchStone. In addition, Mr. Narath talked with several financial advisory firms regarding the costs associated with preparing a fairness opinion and briefed the board of directors on the estimated costs. The board of directors agreed to use the services of Sanli Pastore & Hill, Inc. (referred to as SP&H) of Los Angeles, California to render the fairness opinion.

From March 10 through April 9, 2008, Phoenix and its legal counsel continued to make due diligence inquiries of the business and operation of TouchStone.

On March 12, 2008, TouchStone entered into an engagement letter with SP&H pursuant to which TouchStone retained SP&H to perform analyses and procedures to support and issue, if appropriate, a fairness opinion for the merger.

On March 18, 1008, Mr. Narath and Mr. Raza held a conference call with Tom Pastore, Chief Executive Officer of SP&H, and several employees of SP&H to discuss Touchstone’s business and to answer questions regarding the company and its operations.

On March 25, 2008, Mr. Narath and Mr. Raza held a conference call with Mr. Pastore to discuss further TouchStone’s business and to answer additional questions.

On April 2, 2008, Mr. Arnold contacted Mr. Narath to discuss pricing and other material terms.

On April 4, 2008, Mr. Narath had a telephone conversation with Mr. Arnold to discuss various open issues regarding the merger agreement. In an effort to finalize the merger agreement, a meeting was scheduled for April 8, 2008, at Phoenix’s headquarters.

On April 8, 2008, several meetings were held among Mr. Narath, Mr. Raza and Mr. Arnold at Phoenix’s headquarters to discuss diligence findings regarding the financial condition of TouchStone and to finalize the terms of the merger agreement.

Also on April 8th, TouchStone’s board of directors and Mr. Pastore held a number of telephonic meetings to consider and approve the merger agreement and the transactions contemplated thereby. During the meetings, Mr. Pastore presented the results of SP&H’s evaluation of the fairness of the proposed merger, and delivered its opinion (which opinion was subsequently confirmed in writing) that the consideration to be received by TouchStone’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. After discussing the terms of the merger agreement and TouchStone’s lack of strategic alternatives, the board of directors approved the merger agreement and authorized Mr. Raza to sign the merger agreement on behalf of TouchStone.

On the evening of April 9, 2008, Phoenix and TouchStone entered into the merger agreement , and certain of TouchStone’s principal stockholders entered into voting agreements with Phoenix.

Prior to the opening of the market on April 10, 2008, each of Phoenix and TouchStone issued a press release announcing the execution of the merger agreement and the voting agreements.

Reasons for the Merger; Recommendation of TouchStone’s Board of Directors

After careful consideration, the TouchStone board of directors determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of TouchStone’s stockholders, and, by unanimous vote, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the TouchStone board of directors consulted with TouchStone’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision, including the following:

•	its knowledge of TouchStone’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•	its knowledge of the current environment in the software and personal computer industries, including national and regional economic conditions, evolving trends in technology and the likely effects of these factors on TouchStone’s potential growth, development, productivity and strategic options, and the historical market prices of TouchStone’s common stock;

•	recent and historical market prices for TouchStone common stock, as compared to the financial terms of the merger, including the fact that the acquisition price represented an approximately 28.7% premium over the closing price of TouchStone shares on the Over-The-Counter Bulletin Board on April 8, 2008, the last trading day before the date the transaction was publicly announced;

•	the absence of a strategic alternative from another party or group of parties that is more desirable than that from Phoenix;

•	the financial presentation of SP&H and its oral opinion (subsequently confirmed in writing) to the TouchStone board of directors, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $1.48 in cash per share of TouchStone common stock to be received by the holders of the outstanding shares of TouchStone common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of SP&H, dated April 8, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. A discussion of the opinion and presentation appears in the section below entitled “The Merger—Opinion of TouchStone’s Financial Advisor”;

•	the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including, but not limited to, the satisfaction of the various closing conditions, were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the merger would ultimately be consummated on a timely basis;

•	the fact that the merger consideration consists solely of cash, providing TouchStone stockholders with certainty of value, and immediate liquidity;

•	the fact that all three members of the board of directors of TouchStone, Pierre A. Narath, Jason K. Raza and Ronald R. Maas, who collectively own or control, as of April 9, 2008, approximately 34% of the total outstanding shares of TouchStone common stock agreed to enter into voting agreements with Phoenix to, among other things, vote their respective shares in favor of the merger, unless the merger agreement has been terminated (see “The Merger Agreement — Voting Agreements”);

•	the fact that a vote of the stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the merger will have the right to demand appraisal of the fair value of their shares under Delaware law;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, TouchStone may be permitted to furnish information to and conduct negotiations with third parties that make a bona fide unsolicited acquisition proposal for TouchStone (see “The Merger Agreement — No Solicitations”);

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, TouchStone is permitted to furnish information to and conduct negotiations with third parties and terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as defined in the section entitled “The Merger Agreement — TouchStone Board Recommendation”), upon the payment to Phoenix of a $250,000 termination fee (see “The Merger Agreement — Termination Fees and Expenses”); and

•	the fact that the consummation of the merger is subject to adoption of the merger agreement by TouchStone stockholders and the right of the TouchStone board of directors, under certain circumstances specified in the merger agreement, to change its recommendation that TouchStone stockholders vote in favor of the adoption of the merger agreement and the merger, subject to Phoenix’s right to terminate the merger agreement and receive the termination fee.

The TouchStone board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•	the potential loss of customer or other commercial relationships of TouchStone as a result of the customer’s or other party’s unwillingness to do business with Phoenix, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of TouchStone entering into the merger agreement;

•	the risks and costs to TouchStone if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business relationships;

•	the potential impact of the merger on TouchStone employees and employment opportunities at TouchStone;

•	the possibility that the merger might not be completed in a timely manner or at all due to a failure to receive necessary approvals or other closing conditions might not be satisfied;

•	the fact that the all-cash price, while providing relative certainty of value, would not allow TouchStone’s stockholders to participate in potential appreciation of Phoenix’s stock after the merger;

•	the fact that the receipt of the merger consideration in exchange for shares of TouchStone common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes;

•	the restrictions on the conduct of TouchStone’s business prior to the consummation of the merger, requiring TouchStone to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent TouchStone from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•	the restrictions on TouchStone’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that TouchStone pays a termination fee in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire TouchStone that may be more advantageous to TouchStone’s stockholders;

•	the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and stockholder approval covenants and provision for the payment of a termination fee of $250,000 in certain events, which the TouchStone board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to Phoenix’s willingness to enter into the merger agreement; and

•	the fact that some of TouchStone’s directors and executive officers have other interests in the merger that are in addition to their interests as TouchStone stockholders (see “The Merger — Interests of TouchStone’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the TouchStone board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the TouchStone board of directors. In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the TouchStone board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The TouchStone board of directors considered all these factors as a whole, including discussions with, and questioning of, TouchStone management and TouchStone’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the board of directors unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of TouchStone and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement. The TouchStone board of directors unanimously recommends that the TouchStone stockholders vote “FOR” the adoption of the merger agreement.

Opinion of TouchStone’s Financial Advisor

SP&H rendered its opinion to the TouchStone board of directors that, as of April 8, 2008, and based upon and subject to the factors and assumptions set forth therein, the $1.48 in cash per share of TouchStone common stock to be received by the holders of the outstanding shares of TouchStone common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of SP&H, dated April 8, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. SP&H provided its opinion for the information and assistance of the TouchStone board of directors in connection with its consideration of the transaction. The SP&H opinion is not a recommendation as to how any holder of shares of TouchStone common stock should vote with respect to the transaction or any other matter.

In connection with rendering its opinion, SP&H, among other things:

•	reviewed the merger agreement;

•	reviewed and analyzed TouchStone’s audited financial statements for the years ending December 31, 2002 through 2007;

•	reviewed the following SEC filings of TouchStone: Forms 10-KSB for the fiscal years ending December 31, 2005 through December 31, 2007; Forms 10-QSB filed for the quarters ending March 31, 2005 through September 30, 2007 and Forms 8-K filed between June 29, 2005 and March 28, 2008;

•	reviewed certain publicly available research reports and analyses;

•	reviewed certain other information relating to TouchStone and its business;

•	reviewed the historical market prices and trading activity of TouchStone’s common stock;

•	discussed with TouchStone’s management, auditors and legal counsel certain information relating to the aforementioned and any other matters which SP&H deemed relevant; and

•	conducted independent industry, economic, market and valuation research and analyses.

In rendering its opinion, SP&H relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to SP&H from both public and private sources, including all the financial and other information provided to SP&H by TouchStone. SP&H further relied upon TouchStone’s management and representatives that the information provided to SP&H was not incomplete or misleading. SP&H did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions. SP&H disclaims any liability resulting from information provided by TouchStone and its management. SP&H’s opinion is necessarily based on economic, market, financial, and other conditions, as they existed on, and on the information made available to SP&H, as of April 8, 2008.

The following summarizes the material financial analyses presented by SP&H to the TouchStone board of directors at its meeting on April 8, 2008, which material was considered by SP&H in rendering its opinion. Some of these summaries of financial analyses include information presented in tabular format. The following summary does not purport to be a complete description of the financial analyses performed by SP&H, nor does the order of analyses described represent relative importance or weight given to those analyses by SP&H. No company or transaction used in the analyses described below is directly comparable to TouchStone or the contemplated merger. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 8, 2008, and is not necessarily indicative of current market conditions.

Comparable Transaction Analysis.  Comparable transaction analysis is a method of estimating the value of an entity by comparing purchase prices paid for acquisitions of companies with similar products or services, similar operating or financial characteristics and/or servicing similar customer markets. The purchase prices for different acquired companies are compared by using a revenue multiplier, which is calculated by dividing the purchase price for an acquired company by its revenue. SP&H considered the following four groups of comparable transactions in this analysis:

•	the 20 largest merger or acquisition transactions involving Internet, infrastructure software or IT securities/compliance companies that occurred in 2007;

•	acquisitions or mergers involving a comparative group of Internet, IT securities/compliance, application infrastructure or IT operations and management companies that occurred in 2006;

•	acquisitions or mergers involving a comparative group of Internet, IT securities/compliance, application infrastructure or IT operations and management companies that occurred in 2007; and

•	acquisitions or mergers involving a comparative group of computer software, supplier and services companies that occurred in 2008.

The median deal price for the comparative groups ranged from 1.8 to 5.1 times revenue. The revenue multiplier for TouchStone was calculated to be 4.4. A summary of the comparable transaction analysis is presented below:

Summary of Revenue Multiplier Results

		Median Deal
	Median	Price/
	Deal Price	Revenue

2007 Top 20 Transactions — Information Technology	$191,500,000	5.1x
TouchStone Software Corporation — Merger Offer	$18,704,579	4.4x
2006 Information Technology	$48,500,000	3.8x
2007 Information Technology	$50,000,000	3.1x
2008 Computer Software, Supplies & Services	$23,500,000	1.8x

Sources:

MergerStat Data Base (Transactions occurred between Jan.-Mar. 2008)

Updata Advisors 2008 Information Technology M&A Outlook

Discounted Cash Flow Analysis.  Discounted cash flow analysis provides an estimate of the market value of an entity based upon the present value of anticipated future cash flows, discounted at an appropriate rate, recognizing the risk inherent in holding shares of a company. Projected cash flows are generally forecast through an analysis of adjusted historical results and discussions with management concerning the outlook for the industry and the business being valued. An appropriate discount rate and/or capitalization rate is determined through the use of various models such as the Build-Up Method or the Capital Asset Pricing Model (CAPM). The Build-Up Method and CAPM are based on the concept that investors need to be compensated for (1) the time value of money and (2) level of risk. The time value of money is represented by the risk-free rate, which is the rate of return for placing money in a safe, low yield investment over a period of time. The risk free rate is typically associated with the yield of a Treasury Security with a duration of 5, 10 or 20 years. The other half of the formula represents risk and calculates the amount of compensation the investor needs for taking on additional risk. For CAPM, additional risk is calculated by taking a risk measure that compares the returns of the asset to the market over a period of time and to the market premium. Based on this analysis, SP&H derived a range of implied per share values for TouchStone common stock of $0.44 to $1.38, as compared to the per share merger consideration of $1.48. The results of the discounted cash flow analysis are summarized below:

Equity Value/
per Share

Minimum	$0.44
Maximum	$1.38
Merger consideration	$1.48

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal value multiples and discount rates. The values set forth above do not give consideration to out-of-the-money options and warrants in scenarios where the price per share is less than the exercise price. The valuation derived from the discounted cash flow analysis is not necessarily indicative of TouchStone’s present or future value or results.

Control Premium Analysis.  Control premium analysis is a method of quantifying the additional value associated with acquiring a controlling interest in an entity over the value of acquiring a non-controlling interest in an entity. Using publicly available information, SP&H reviewed selected transactions involving companies in the software, Internet, IT and computer industries that were consummated between March 31, 2006 and December 19, 2007. SP&H reviewed the historical control premiums paid relative to the acquired companies’ closing market prices prior to the announcement of each respective transaction. SP&H then applied a range of control premiums derived from the selected transactions to TouchStone’s stock price one day, one week, one month, two months and three months prior to April 8, 2008. The mean control premium percentages for the comparative groups were 18.6%

for 2007 and 28.6% for 2006. The mean control premium percentages for TouchStone’s common stock during the examined periods ranged from 18.4% to 28.3%. The results of the control premium analysis are summarized below:

		Percent Premium Offered
Period	Count	Median	Mean	Upper Quartile

Mergerstat(1) — IT Acquisition Premiums
2007	23	17.0	18.6	23.5
2006	15	16.6	28.6	29.4
TouchStone — Implied Offer Price Premium
1 Day	1	18.4	18.4	18.4
1 Week	6	25.4	25.0	28.1
1 Month	25	28.7	28.3	33.3
2 Months	46	23.3	23.9	28.7
3 Months	66	22.3	20.6	27.3

Note 1: Included premium offered for transactions with positive control premiums

Due to the thinly traded nature of TouchStone’s common stock, this control premium analysis should be taken with caution and only regarded together with SP&H’s valuation analyses described above.

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying SP&H’s opinion. In arriving at its fairness determination, SP&H considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, SP&H made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to TouchStone or Phoenix or the contemplated transaction.

SP&H prepared these analyses for purposes of SP&H providing its opinion to the TouchStone board of directors as to the fairness from a financial point of view to the holders of TouchStone securities of the $1.48 in cash per share of TouchStone common stock to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of TouchStone, Phoenix, SP&H or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between TouchStone and Phoenix and was approved by the TouchStone board of directors. SP&H provided advice to TouchStone during these negotiations. SP&H did not, however, recommend any specific amount of consideration to TouchStone or the TouchStone board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, SP&H’s opinion to the TouchStone board of directors was one of many factors taken into consideration by the TouchStone board of directors in making its determination to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by SP&H in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of SP&H attached as Annex B.

The TouchStone board of directors selected SP&H as its financial advisor based on its experience as a financial advisor and its knowledge of TouchStone’s company and business. SP&H is frequently engaged in the valuation of businesses such as TouchStone and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies. TouchStone engaged SP&H to act as its financial advisor pursuant to a letter agreement dated March 12, 2008. Under the terms of the engagement letter, SP&H was paid an advisory services fee of $55,000. SP&H has no conflicting financial or other interests, actual or potential, with any of the parties to the transaction. SP&H will not earn fees contingent on the close of the transaction.

Interests of TouchStone’s Directors and Executive Officer in the Merger

In considering the recommendation of the TouchStone board of directors that you vote to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, you should be aware that TouchStone’s executive officer and directors have economic interests in the merger that are different from, or in addition to, those of TouchStone’s stockholders generally. The TouchStone board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt and approve, and declare advisable, the merger agreement, the merger and the transactions contemplated by the merger agreement.

Treatment of Stock Options and Warrants.  Upon consummation of the merger, each outstanding, vested and exercisable option to purchase shares of TouchStone common stock granted under the TouchStone Software Corporation 1995 Stock Option Plan, the TouchStone Software Corporation 1996 Stock Option Plan and the TouchStone Software Corporation 1997 Stock Incentive Plan and each vested and/or exercisable non-plan option and warrant to purchase shares of TouchStone common stock that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option or warrant will, in full settlement of such option or warrant, receive from the surviving corporation an amount, subject to certain withholding rights, in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option or warrant multiplied by (ii) the total number of shares subject to such option or warrant, less any applicable withholding taxes.

The following table shows, for our directors and executive officer: (i) the aggregate number of shares subject to outstanding options held by each director and executive officer and (ii) the cash-out value of such options assuming the completion of the merger with the merger consideration of $1.48. None of our directors or executive officer holds warrants to purchase shares of TouchStone common stock.

	Aggregate	Aggregate
	Shares Subject	Cash-Out Value
Name	to Vested Options	of Vested Options

Pierre A. Narath	255,000	$248,200
Jason K. Raza	215,000	$247,900
Ronald R. Maas	95,000	$107,000

Insurance and Indemnification of TouchStone Directors and Officers.  Pursuant to the merger agreement, Phoenix will, or cause the surviving corporation to, obtain, prior to the effective time of the merger, a directors’ and officers’ liability insurance policy with respect to TouchStone; provided, however, that in the event that such policy is not available on all of the terms contemplated by the merger agreement for less than an aggregate cost of $100,000, Phoenix will instead obtain such coverage as will be reasonably practicable for such amount. Such policy (i) will remain in effect for a period of six (6) years following the effective time of the merger, (ii) will cover matters occurring within the two (2) year period immediately preceding the effective time of the merger (including the transactions contemplated by the merger agreement) and (iii) such policy will cover Pierre Narath, Jason Raza and Ronald R. Maas in their capacities as officer and/or directors of TouchStone prior to the closing date of the merger. Phoenix will cause the surviving corporation to maintain such policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation.

In addition, under the merger agreement, Phoenix and Andover Merger Sub have agreed to, for a period of six years after consummation of the merger, maintain in effect the exculpation, indemnification and advancement of expenses provisions of TouchStone’s and any subsidiaries’ certificates of incorporation and bylaws as in effect immediately prior to the consummation of the merger or in any indemnification agreements of TouchStone or its subsidiaries with any of their respective directors, officers or employees as in effect on the date of the merger agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who upon consummation of the merger were current or former directors, officers or employees of TouchStone or any of its subsidiaries.

Jason K. Raza Release.  Effective as of April 9, 2008, TouchStone’s President and Chief Executive Officer, Jason K. Raza, entered into an Amendment to Employment Agreement and General Release with TouchStone, pursuant to which Mr. Raza will be entitled to receive a cash payment of $169,750 on the effective date of the merger in consideration for Mr. Raza releasing any rights he may have relating to any payments, benefits or form of remuneration of any kind or nature upon the termination of his employment as a result of, but not limited to, certain mergers, consolidations, other business combinations or the sale of substantially all of the assets of TouchStone as set forth in his employment agreement.

Jason K. Raza Employment.  Pursuant to an employment offer letter dated April 9, 2008, between Phoenix and Mr. Raza, following consummation of the merger, Mr. Raza will serve as Vice President and General Manager, E-Support of Phoenix. In connection with his employment, Mr. Raza will be entitled to receive certain benefits and payments, including the following:

•	an annualized base salary of $225,000;

•	eligibility to participate in Phoenix’s benefit programs;

•	for the period from the effective date of the merger until September 30, 2008, a bonus equal to the pro-rated portion of an assumed fiscal 2008 bonus target of $96,000, provided that Mr. Raza will have remained continuously employed with Phoenix and TouchStone through September 30, 2008; thereafter, Mr. Raza will be eligible for a target bonus of up to 30% of his annual base pay per year;

•	a retention bonus in the amount equal to two (2) months of annualized salary upon the 12 month anniversary of the effective date of the merger, provided that Mr. Raza has remained continuously employed with TouchStone and Phoenix through the anniversary date;

•	options to purchase 50,000 shares of common stock, subject to the approval of the compensation committee of Phoenix’s board of directors; and

•	certain severance and change of control benefits.

Pierre A. Narath Consulting Agreement.  On or prior to the closing date of the merger, Mr. Narath will enter into a consulting agreement in form and substance reasonably satisfactory to Phoenix and Mr. Narath, pursuant to which Mr. Narath will provide transaction services to TouchStone or Phoenix for a three (3) month period immediately following the closing date. Mr. Narath will be paid an amount equal to $22,666.66 per month in consideration for such services.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of TouchStone common stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of TouchStone common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of TouchStone common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of TouchStone common stock, you should consult your tax advisor.

This discussion assumes that a U.S. holder holds the shares of TouchStone common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not address all aspects of U.S. federal income tax that might be relevant to U.S. holders in light of their particular circumstances, or U.S. holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold TouchStone common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired TouchStone common stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders who exercise statutory appraisal rights). This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of TouchStone common stock. In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for TouchStone common stock pursuant to the merger.

The receipt of cash in exchange for shares of TouchStone common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of TouchStone common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains of non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of TouchStone common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of TouchStone common stock.

Payments of cash made to a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28 percent), unless such holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or a credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Regulatory Approvals

We believe that no state or federal regulatory approval is required to be obtained by us in connection with the merger.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with Delaware law at the effective time of the merger, Andover Merger Sub will merge with and into TouchStone and, as a result of the merger, the separate corporate existence of Andover Merger Sub will cease and TouchStone will continue as the surviving corporation (which we refer to as the surviving corporation) and become a wholly owned subsidiary of Phoenix.

At the effective time of the merger, the certificate of incorporation of TouchStone will be amended to read in its entirety as the certificate of incorporation of Andover Merger Sub immediately prior to the merger, except that the name of the surviving corporation will be TouchStone Software Corporation, and the bylaws of the surviving corporation will be amended to read in its entirety as the bylaws of Andover Merger Sub immediately prior to the merger, until thereafter amended in accordance with applicable law, except that the references to Andover Merger Sub’s name will be replaced by references to TouchStone Software Corporation.

The closing of the merger will occur no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing, but subject to the satisfaction or waiver of such conditions), or at such other date as TouchStone and Phoenix may agree in writing.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by TouchStone and Andover Merger Sub in writing and specified in the certificate of merger in accordance with applicable law. It is currently anticipated that the effective time of the merger will occur on or about June 27, 2008. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of TouchStone common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $1.48 in cash (referred to herein as the merger consideration), other than the following shares, which will be cancelled and no payment made with respect thereto:

•	shares of TouchStone common stock held by TouchStone as treasury stock;

•	shares of TouchStone common stock owned by Phoenix, Andover Merger Sub, or any wholly owned subsidiary of TouchStone, Phoenix or Andover Merger Sub immediately prior to the effective time of the merger; and

•	shares of TouchStone common stock held by stockholders that have properly exercised their appraisal rights in accordance with Delaware law (See “Appraisal Rights” section below).

The price to be paid for each share of TouchStone common stock in the merger will be adjusted appropriately to reflect the effect of any change occurring during the period between the date of the merger agreement and the effective time of the merger in the outstanding shares of capital stock of TouchStone, or in the securities convertible or exchangeable into or exercisable for shares of capital stock of TouchStone, which occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction.

Each share of common stock of Andover Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.001 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

On or before the closing date, Phoenix will cause to be deposited with a paying agent the aggregate consideration to be paid to holders of shares of TouchStone common stock in the merger. As soon as reasonably practicable after the effective time of the merger and in any event not later than the fifth business day following the closing date of the merger, Phoenix will cause the paying agent to mail to each stockholder whose shares were converted into merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu thereof and, if required by the paying agent, the posting of a bond) or book-entry shares in exchange for the merger consideration.

Each holder of shares of TouchStone common stock that are converted into the right to receive the merger consideration will be entitled to receive the merger consideration upon surrender to the paying agent of a certificate (or affidavits of loss in lieu thereof and, if required by the paying agent the posting of a bond) or book-entry shares, together with a duly completed and validly executed letter of transmittal and such other documents as may customarily be requested by the paying agent. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share. Upon payment of the merger consideration pursuant to these provisions, each certificate or certificates so surrendered will immediately be cancelled.

Any portion of the aggregate consideration to be paid to holders of shares of TouchStone common stock in the merger deposited with the paying agent (including the proceeds of any investments thereof) that remain undistributed to the former stockholders for one year after the effective time of the merger will be delivered to Phoenix upon demand and any former stockholders who have not surrendered their shares (or affidavits of loss in lieu thereof and, if required by the paying agent, the posting of a bond) or book-entry share will thereafter look to Phoenix for payment of their claim for the merger consideration, without any interest thereon, upon surrender of their shares.

Treatment of Stock Options and Warrants

Phoenix will not assume any TouchStone stock option plans, options or warrants. Immediately prior to the merger, all unvested options under the 1997 Stock Incentive Plan and certain non-plan options and warrants will automatically become fully vested pursuant to the terms of their respective option plan, option grant or warrant. Immediately prior to the effective time of the merger, each vested and exercisable option to purchase shares of TouchStone common stock granted under the TouchStone Software Corporation 1995 Stock Option Plan, the TouchStone Software Corporation 1996 Stock Option Plan and the TouchStone Software Corporation 1997 Stock Incentive Plan and each vested and/or exercisable non-plan option and warrant to purchase shares of TouchStone common stock that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option or warrant will, in full settlement of such option or warrant, receive from the surviving corporation an amount, subject to certain withholding rights, in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option or warrant multiplied by (ii) the total number of shares subject to such option or warrant. As a condition to closing the merger, all persons that were providing services to TouchStone as of the date of the merger agreement and are holders of TouchStone stock options or warrants are required to execute agreements releasing TouchStone, Phoenix and their respective affiliates from any claims and providing for cancellation of such stock options and warrants in exchange for the cash payments contemplated by the merger agreement.

The paying agent and Phoenix will be entitled to deduct and withhold from the consideration otherwise payable under the merger agreement to any holder of shares, stock options, warrants or non-plan options such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended, or any provision of applicable state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable governmental entity, such withheld or deducted amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the shares, company stock options, warrants or non-plan options, in respect of which such deduction and withholding were made.

Representations and Warranties

In the merger agreement, TouchStone has made customary representations and warranties to Phoenix and Andover Merger Sub with respect to, among other things:

•	the due organization, valid existence, good standing, power, authority and organizational documents of TouchStone and its subsidiaries;

•	its authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against TouchStone;

•	the adoption and recommendation of the TouchStone board of directors to enter into the merger agreement, the merger and the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, creation of liens or defaults under TouchStone’s or its subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	its capitalization, including in particular the number of shares of TouchStone common stock, preferred stock, stock options and warrants;

•	its SEC filings since January 1, 2003, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has not been any event or effect that has had a material adverse effect on TouchStone;

•	the absence of certain undisclosed material liabilities;

•	the absence of certain investigations or litigation;

•	matters related to employee benefit plans;

•	labor and employment matters;

•	tax matters;

•	matters with respect to TouchStone’s material and certain other contracts and agreements;

•	title to properties and the absence of certain liens;

•	intellectual property matters;

•	compliance with laws and permits;

•	the accuracy and compliance with applicable securities laws of the information supplied by TouchStone in this proxy statement;

•	receipt by the TouchStone board of directors of a fairness opinion from SP&H;

•	insurance and environmental matters;

•	the absence of any current contracts or transactions between TouchStone and any related parties, except for transactions involving routine advances for business expenses in the ordinary course of business consistent with past practices;

•	the absence of undisclosed finders’ or brokers’ fees and expenses;

•	the inapplicability of state takeover statutes to the merger;

•	the vote required to adopt the merger agreement;

•	the accuracy and completeness of the representations and warranties made by TouchStone in the merger agreement; and

•	the availability, accuracy and completeness of each document requested by Phoenix or its counsel in connection with their legal and accounting review of TouchStone and its subsidiaries.

In the merger agreement, Phoenix and Andover Merger Sub made customary representations and warranties to TouchStone with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Phoenix and Andover Merger Sub;

•	the authority of each of Phoenix and Andover Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Phoenix and Andover Merger Sub;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, creation of liens or defaults under Phoenix’s or Andover Merger Sub’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the absence of certain investigations or litigation;

•	the accuracy and compliance with applicable securities laws of the information provided by Phoenix and Andover Merger Sub contained in this proxy statement;

•	the capitalization of Andover Merger Sub;

•	the absence of certain contracts, agreements, arrangements or understandings between Phoenix and Andover Merger Sub, on the one hand, and certain of TouchStone’s executive officers or directors, on the other hand;

•	the absence of finders or brokers fees; and

•	the availability of funds for payment of the merger consideration.

Covenants Regarding Conduct of Business by TouchStone Pending the Merger

Except as may be required by applicable law, as may be agreed in writing by Phoenix or as may be contemplated, required or permitted by the merger agreement, from the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, TouchStone and its subsidiaries are required to conduct its business in the ordinary course of business consistent with past practice.

In addition, as may be required by applicable law, as may be agreed in writing by Phoenix or as may be contemplated, required or permitted by the merger agreement, from the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, TouchStone has covenanted that, without the prior written consent of Phoenix, it:

•	will not, and will not permit (subject to legal or contractual obligations) any of its subsidiaries that is not wholly owned to, authorize, set-aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of TouchStone or such subsidiaries), except dividends and distributions paid or made on a pro rata basis by such subsidiaries;

•	will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction;

•	will not, and will not permit any of its subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•	except as required by existing written agreements or certain TouchStone benefit plans, or as otherwise required by applicable law, will not, and will not permit any of its subsidiaries to, (A) increase the compensation or other benefits payable or provided to TouchStone’s officers, directors or certain other individuals, (B) increase the compensation or other benefits payable to TouchStone’s employees (other than officers, directors and certain other individuals), other than salary increases granted on or about the anniversary date of each such employee’s hire date with TouchStone, in each case not in excess of 10% of such employee’s then current salary and which increase is granted in the ordinary course of business and consistent with TouchStone’s past practices; (C) enter into or amend any employment, change of control, severance or retention agreement with any officer, director or employee of TouchStone; or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Internal Revenue Code;

•	will not, and will not permit any of its subsidiaries to, enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

•	will not, and will not permit any of its subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

•	except for transactions among TouchStone and its wholly owned subsidiaries or among TouchStone’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, issuance, disposition or encumbrance of, any shares of its capital stock or other ownership interest in TouchStone or any subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than issuances of shares of common stock in respect of any exercise of TouchStone options or warrants outstanding on the date of the merger agreement;

•	except for transactions among TouchStone and its wholly owned subsidiaries or among TouchStone’s wholly owned subsidiaries will not, and will not permit any of its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•	will not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than certain permitted liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of TouchStone’s subsidiaries, except for (A) transactions among TouchStone and its wholly owned subsidiaries or among TouchStone’s wholly owned subsidiaries and (B) software license transactions with end users of certain TouchStone software that are entered into in the ordinary course of TouchStone’s business on a certain form of end user license agreement;

•	except for transactions among TouchStone and its wholly owned subsidiaries or among TouchStone’s wholly owned subsidiaries, purchase or acquire any properties or assets having a value in excess of $10,000 in the aggregate, except pursuant to existing agreements in effect prior to the execution of the merger agreement and as disclosed by TouchStone in a schedule;

•	acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

•	will not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among TouchStone and its wholly owned subsidiaries or among TouchStone’s wholly owned subsidiaries; (B) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of the merger agreement; and (C) indebtedness for borrowed money (other than indebtedness incurred in accordance with clauses (A) and (B) incurred in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate);

•	will not enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) TouchStone or any of its subsidiaries, on the one hand; and (B) any affiliate of TouchStone (other than any of TouchStone’s subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	will not, and will not permit any subsidiary to, enter into, or materially amend or modify certain of its contracts, or waive, release, grant, assign or transfer any of its material rights or claims thereunder;

•	will not, and will not permit any subsidiary to, enter into enter into or materially amend or modify any license, agreement or arrangement relating to any intellectual property, other than in the ordinary course of business consistent with past practice;

•	will not waive, release, assign, settle or compromise any claim, action or proceeding or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than those which are, in the aggregate, not material and which are made, done or given in the ordinary course of business consistent with past practice;

•	will not make any change in any method of financial accounting or make any material tax election other than changes required by generally accepted accounting principles or applicable law;

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions;

•	will not issue, amend or accelerate the vesting of any options or warrants to purchase TouchStone common stock, other than pursuant to acceleration provisions that were in effect prior to the date of the merger agreement; and

•	will not amend or accelerate the vesting of any benefit or arrangement relating to certain severance pay, unemployment compensation or other payments that are triggered by the consummation of the transactions contemplated by the merger agreement, or terminate the employment or consultancy of any person under circumstances that would give rise to an obligation on the part of TouchStone, TouchStone’s subsidiaries, Phoenix or the surviving corporation to make any payment or confer any benefit relating to certain severance pay, unemployment compensation or other payments that are triggered by the consummation of the transactions contemplated by the merger agreement.

No Solicitations

Except as otherwise specifically provided for in the merger agreement, TouchStone and its subsidiaries have agreed that neither TouchStone nor any of its subsidiaries will, and it will direct its and their respective representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers (including any proposal from or offer to TouchStone’s stockholders) with respect to, or the making or completion of, an alternative proposal (as defined below) or any inquiry, proposal or offer (including any proposal from or offer to TouchStone’s stockholders) that is reasonably likely to lead to an alternative proposal;

•	engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to TouchStone or any of its subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to the merger agreement) with any person relating to, or that is reasonably likely to lead to, an alternative proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

•	execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal; or

•	resolve to propose or agree to do any of the foregoing.

Notwithstanding the restrictions described above, at any time prior to when the merger agreement is approved by TouchStone’s stockholders, TouchStone may, in response to an unsolicited bona fide written alternative proposal received after the date of the merger agreement (so long as such alternative proposal did not result from a breach by TouchStone or any of its representative of the provisions in the merger agreement with respect to solicitations), (i) contact the person or group making such alternative proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such alternative proposal is reasonably likely to result in a superior proposal (as defined below) and (ii) if the board of directors of TouchStone determines, in good faith, after consultation with its outside counsel and financial advisors, that such alternative proposal constitutes or is reasonably expected to lead to a superior proposal, TouchStone may thereafter (A) furnish non-public information with respect to TouchStone and its subsidiaries to the person or group making such alternative proposal and their representatives and potential debt and equity financing sources pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and their respective representatives regarding such alternative proposal; provided, however, that TouchStone will provide or make available to Phoenix (subject to the confidentiality agreement that is in place) any material non-public information concerning TouchStone or any of its subsidiaries that is provided to the person making such alternative proposal or its representatives which was not previously provided or made available to Phoenix.

The merger agreement requires TouchStone to promptly (and in any event within 24 hours) advise Phoenix orally and in writing of (i) any inquiries, proposals or offers reasonably expected to lead to an alternative proposal, (ii) any request for information relating to TouchStone or its subsidiaries reasonably expected to be related to an alternative proposal and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an alternative proposal, including in each case the identity of the person making any such alternative proposal, indication, inquiry, offer or request and the material terms and conditions of any such alternative proposal, indication, inquiry or offer. TouchStone is required to keep Phoenix reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such alternative proposal, indication, inquiry or offer or any material developments relating thereto (TouchStone agreeing that it will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement which prohibits TouchStone from providing such information to Phoenix but it being agreed that the third parties’ financing sources may impose confidentiality restrictions on TouchStone with respect to their proposed financing).

Except as specifically permitted under the merger agreement, TouchStone has agreed that neither the board of directors nor any committee thereof will (i) withdraw or modify in a manner adverse to Phoenix or Andover Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Phoenix or Andover Merger Sub, its recommendation to adopt the merger agreement; (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any alternative proposal; or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any alternative proposal. Notwithstanding the foregoing, if, prior to receipt of approval of the merger agreement by TouchStone’s stockholders, the board of directors determines in good faith that an unsolicited bona fide written alternative proposal received by TouchStone constitutes a superior proposal (after complying with, and giving effect to any commitments made by Phoenix as required pursuant to the merger agreement), the board of directors or any committee thereof may withdraw, modify or qualify its recommendation to adopt the merger agreement.

“Alternative proposal” means any bona fide proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving TouchStone, (ii) the acquisition by any person of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of TouchStone and its subsidiaries, taken as a whole, or (iii) the acquisition by any person of twenty percent (20%) or more of the number of outstanding shares of common stock of TouchStone.

“Superior proposal” means an alternative proposal that the board of directors determines in good faith, after consultation with TouchStone’s financial and legal advisors, and considering such factors as the board of directors considers to be appropriate, to be more favorable to TouchStone and its stockholders than the transactions contemplated by the merger agreement; provided that for purposes of the definition of “superior proposal”, the references to “20%” in the definition of alternative proposal shall be deemed to be references to “50%.”

Notwithstanding other provisions of the merger agreement, the merger agreement does not prohibit the TouchStone board of directors from issuing a “stop-look-and listen communication” or disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise making any disclosure its stockholders if the board of directors determines in good faith, after consultation with TouchStone’s outside legal counsel, that the failure of the board of directors to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders under applicable law.

Employee Matters

Prior to the effective time, TouchStone (including, if applicable, the board of directors of TouchStone) is required to take such action and adopt such resolutions as are necessary to terminate TouchStone’s benefit plans (including its 401(k) plan).

In addition, TouchStone is required to cooperate and work with Phoenix to help Phoenix identify TouchStone employees to whom Phoenix may elect to offer continued employment with the surviving corporation or Phoenix. As of the date of the merger agreement, Phoenix anticipates that it will offer continued employment to all current employees of TouchStone. With respect to any TouchStone employee who receives an offer of employment from Phoenix, TouchStone will assist Phoenix with its efforts to enter into an offer letter and Phoenix’s form of confidentiality and inventions assignment agreement with such employee, referred to herein as a continuing employee, as soon as practicable after the date of the merger agreement and in any event prior to the closing date of the merger. Notwithstanding any of the foregoing, neither Phoenix nor Andover Merger Sub (including the surviving corporation) will have any obligation to make an offer of employment to any TouchStone employee. Effective immediately prior to the closing of the merger, TouchStone will be required to terminate the employment of each TouchStone employee who is not a continuing employee and will seek, and use its commercially reasonable efforts to obtain, customary releases from all such terminated employees, which releases will be in such form as is reasonable acceptable to Phoenix. TouchStone will also be required to obtain confirmatory assignments of intellectual property from such current and former employees and independent contractors and consultants as Phoenix may reasonable request, in each case in a form that is reasonable acceptable to Phoenix.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Phoenix and its subsidiaries providing benefits to any continuing employees after the effective time of the merger, each such plan referred to herein as a new plan, no continuing employee will be credited with his or her years of service with TouchStone and its subsidiaries and their respective predecessors before the effective time of the merger other than with respect to calculating the rate of paid-time-off accrual under Phoenix’s policies in effect from time to time. However, and without limiting the generality of the foregoing, and to the extent permitted by any applicable insurance or services provider only, (i) each continuing employee will be immediately eligible to participate, without any waiting time, in any and all new plans, and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, Phoenix will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of TouchStone or its subsidiaries in which such employee participated immediately prior to the effective time of the merger and Phoenix will use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the TouchStone benefit plan in which such continuing employee participated immediately before the consummation of the merger ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Efforts

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement have agreed to use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Subject to applicable legal limitations and the instructions of any governmental entity, TouchStone and Phoenix have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by TouchStone or Phoenix, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity with respect to such transactions.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any law, each of TouchStone and Phoenix will cooperate in all respects with each other and will use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger and the other transactions contemplated by the merger agreement.

Other Covenants and Agreements

Access.  From the date of the merger agreement until the earlier of the consummation of the merger and the termination of the merger agreement, TouchStone has agreed to give Phoenix and its representatives reasonable access during normal business hours to the properties, contracts, commitments, books and records of TouchStone and its subsidiaries. In addition, during the same period, TouchStone will (and will cause its subsidiaries to) furnish promptly to Phoenix (i) a copy of each document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, finances, operations, properties, assets and personnel as Phoenix may reasonably request. The foregoing obligations are subject to a mutual non-disclosure agreement between TouchStone and Phoenix.

Filings; Other Actions.  As soon as reasonably practicable following the execution of the merger agreement, TouchStone has agreed to prepare and file with the SEC this proxy statement and permit Phoenix reasonable opportunity to review this proxy statement (including any amendments or supplements) and Phoenix and TouchStone are required to cooperate with each other in connection with the preparation of this proxy statement. TouchStone will use its commercially reasonable efforts to have this proxy statement amended to respond to any comments of the SEC as soon as reasonably practicable after the resolution of such comments. TouchStone will notify Phoenix promptly upon receipt of any comments from the SEC or any other government officials for amendments or supplements to this proxy statement, will supply Phoenix with copies of all correspondence between TouchStone or any of its officials, on the one hand, and the SEC or any other government officials, on the other hand, with respect to this proxy statement and will consider in good faith the views of Phoenix in connection with such correspondence and this proxy statement. TouchStone will cause this proxy statement to be mailed to TouchStone’s stockholders promptly after this proxy statement is cleared by the staff of the SEC. If at any time prior to the effective time of the merger, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to this proxy statement so that this proxy statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and, to the extent required by applicable law, an appropriate amendment or supplement describing such information will be promptly filed by TouchStone with the SEC and disseminated by TouchStone to its stockholders. Notwithstanding the foregoing, TouchStone will not file with the SEC or mail to its stockholders this proxy statement, any amendment thereto, any other soliciting material or any such other documents without providing Phoenix a reasonable opportunity to review and comment on such documents.

Subject to the other provisions of the merger agreement, TouchStone will (i) take all action necessary in accordance with the Delaware General Corporation Law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of this proxy statement for the purpose of obtaining the approval of the merger agreement by TouchStone’s stockholders, and (ii) subject to the board of directors changing its recommendation to adopt the merger agreement pursuant to the terms of the merger agreement, use reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the agreement.

Notwithstanding the foregoing, if on a date for which the special meeting is scheduled, TouchStone has not received proxies representing a sufficient number of shares of common stock to adopt the merger agreement, whether or not a quorum is present, TouchStone will have the right to postpone or adjourn the special meeting to a date which shall not be more than 45 days after the original date of the special meeting. If TouchStone continues not to receive proxies representing a sufficient number of shares of common stock to approve the merger, whether or not a quorum is present, TouchStone may make one or more successive postponements or adjournments of the special meeting as long as the date of the special meeting is not postponed or adjourned more than an aggregate of 45 days from the original date of the special meeting. In the event that the special meeting is adjourned or postponed as a result of applicable law, including the need to supplement this proxy statement, any days resulting from such adjournment or postponement will not be included for purposes of calculating when the special meeting must be held.

State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations becomes or is deemed to become applicable to the transactions contemplated by the merger agreement, then each of TouchStone and Phoenix and their respective board of directors will grant such approvals and take such actions as are reasonably necessary to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the merger agreement.

Public Announcements.  Phoenix and TouchStone have agreed that each will consult with and provide each other the opportunity to review and comment upon any press release or other public statement, comment or filing prior to its issuance relating to the merger agreement or the transactions contemplated thereby, except as required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such press release or other public statement, comment or filing; provided, however, that Phoenix will generally not be restricted from discussing or answering questions regarding the merger agreement or the transactions contemplated therein in connection with Phoenix’s earnings conference call.

Director and Officer Indemnification and Insurance.  Phoenix and Andover Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of TouchStone or its subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in effect on the date of the merger agreement will survive the merger and will continue in full force and effect. For a period of six (6) years from the effective time of the merger, Phoenix and the surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of TouchStone’s and any of its subsidiary’s certificates of incorporation and bylaws or similar organization documents as in effect immediately prior to the effective time of the merger or in any indemnification agreements of TouchStone or its subsidiaries with any of their respective directors, officers or employees as in effect on the date of the merger agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of

TouchStone or any of its subsidiaries. From and after the effective time of the merger, Phoenix will cause the surviving corporation and its subsidiaries to honor, in accordance with their respective terms, each of the covenants concerning director and officer indemnification and insurance.

Subject to certain terms and conditions, Phoenix will, or cause the surviving corporation to, obtain, prior to the effective time of the merger, a directors’ and officers’ liability insurance policy with respect to TouchStone; provided, however, that in the event that such policy is not available on all of the terms contemplated by the merger agreement for less than an aggregate cost of $100,000, Phoenix will instead obtain such coverage as will be reasonably practicable for such amount. TouchStone will provide Phoenix with such information as it may reasonably request to assist it in obtaining such policy. Such policy (i) will remain in effect for a period of six (6) years following the effective time of the merger, (ii) will cover matters occurring within the two (2) year period immediately preceding the effective time of the merger (including the transactions contemplated by the merger agreement) and (iii) such policy will cover Pierre Narath, Jason Raza and Ronald R. Maas in their capacities as officers and/or directors of TouchStone prior to the closing date of the merger. Phoenix will cause the surviving corporation to maintain such policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation.

Notification of Certain Matters.  TouchStone is required to give prompt notice to Phoenix, and Phoenix is required to give prompt notice to TouchStone, of (i) any notice or other communication received by such party from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to TouchStone, the surviving corporation or Phoenix; (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger or the other transactions contemplated by the merger agreement; (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement; provided, however, that the delivery of any such notice will not (x) cure any breach of, or non-compliance with, any other provision of the merger agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice will not constitute a failure of a condition to the merger except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Rule 16b-3.  Prior to the effective time of the merger, TouchStone will take such steps as may be reasonably necessary or advisable to cause dispositions of TouchStone equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of TouchStone to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Obligations of Merger Sub.  Phoenix will take all action necessary to cause Andover Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.

Agreement to Defend; Stockholder Litigation.  In the event any claim, action, suit, investigation or other legal or administrative proceeding by any governmental entity or other person is commenced that questions the validity or legality of the merger or seeks damages in connection therewith, the parties to the merger agreement have agreed to cooperate and use their commercially reasonable efforts to defend against and respond thereto. TouchStone will give Phoenix a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against TouchStone and its directors relating to the merger; provided, that no such settlement will be agreed to without Phoenix’s consent, which shall not be unreasonably withheld, conditioned or delayed.

Execution of Certain Agreements.  On or prior to the closing date of the merger, TouchStone will provide to Phoenix executed copies of written agreements that (a) expressly supersede or (b) terminate without further obligation on the part of TouchStone, TouchStone’s subsidiaries, Phoenix or Phoenix’s affiliates, certain contracts, agreements, commitments or undertakings, in form and substance reasonably satisfactory to Phoenix. In addition, on or prior to the closing date, TouchStone will use its commercially reasonable efforts to provide to Phoenix executed copies of certain specified agreements.

Execution of Transition Services Agreement.  On or prior to the closing date of the merger, TouchStone will provide to Phoenix an executed consulting agreement with Pierre Narath, on certain specified terms.

Conditions to the Merger

The obligations of the parties to the merger agreement to effect the merger are subject to the fulfillment (or waiver by Phoenix and TouchStone) of the following conditions:

•	adoption of the merger agreement and the merger by an affirmative majority of the outstanding shares of TouchStone common stock; and

•	no law or regulation will have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental entity will be in effect, in each case which has the effect of making the merger illegal or otherwise enjoining or prohibiting the consummation of the merger.

The obligation of TouchStone to consummate the merger is subject to the fulfillment (or waiver by TouchStone) of the additional following conditions:

•	the representations and warranties of Phoenix and Andover Merger Sub made in the merger agreement, will be true and correct (with certain representations and warranties being subject to certain qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a material adverse effect on Phoenix or Andover Merger Sub to consummate the transactions contemplated by the merger agreement;

•	Phoenix and Andover Merger Sub will have in all material respects performed all their respective obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

•	Phoenix will have delivered to TouchStone a certificate, dated as of the closing date and signed by a senior executive officer of Phoenix certifying to the effect that certain conditions have been satisfied.

The obligations of Phoenix and Andover Merger Sub to consummate the merger are subject to the fulfillment of the additional following conditions:

•	the representations and warranties of TouchStone will be true and correct (with certain representations and warranties being subject to certain qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse affect on TouchStone or its subsidiaries;

•	TouchStone will have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger;

•	not more than 10% of the outstanding common stock as of immediately prior to the effective time of the merger will have made, and not withdrawn, written demand on TouchStone for the purchase of their shares of common stock in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law;

•	the offer letter and Phoenix’ form of confidentiality and invention assignment agreement entered into by Jason K. Raza will remain in full force and effect and Mr. Raza will not have (nor will have indicated an intent to) rescinded, terminated or otherwise failed to perform his obligations thereunder;

•	each of the noncompetition and non-solicitation agreements entered into by Jason K. Raza and Pierre A. Narath will remain in full force and effect and no party thereto will have (or will have indicated an intent to) rescinded, terminated or otherwise failed to perform his obligations under any such agreement;

•	at least ten (10) of the employees of TouchStone and TouchStone’s subsidiaries as of the date of the merger agreement will have become continuing employees. Each continuing employee will have remained continuously employed with TouchStone from the date of the merger agreement through the closing and will have signed each of the documents such employee is required to sign pursuant to the merger agreement and no action will have been taken by any such individual to rescind any such documents; and (ii) the employment of each TouchStone employee other than continuing employees and transition employees and each other employee who has declined Phoenix’s offer of continued employment will have been terminated effective no later than immediately prior to the closing;

•	TouchStone will have delivered to Phoenix a certificate, dated as of the closing date and signed by an officer, certifying to the effect that certain conditions have been satisfied;

•	all holders of options issued under the TouchStone Software Corporation 1995 Stock Option Plan will have executed agreements in forms reasonably satisfactory to Phoenix providing that such securities will automatically terminate at the effective time of the merger without payment of any consideration therefor by TouchStone, Phoenix or Andover Merger Sub other than the consideration provided for in the merger agreement. All persons who (i) were providing services to TouchStone as of the date of the merger agreement (whether as employees, consultants, directors or otherwise) and (ii) are holders of options and/or warrants to purchase shares of TouchStone common stock, will have exercised agreements in forms reasonably satisfactory to Phoenix releasing TouchStone, Phoenix and their respective affiliates from any claims and providing for the cancellation of such options and warrants in exchange for the cash payments contemplated by the merger agreement;

•	TouchStone will have delivered to Phoenix evidence, in form and substance reasonably acceptable to Phoenix, that, effective no later than the effective time of the merger agreement, each of the current authorized signatories on all of the bank and deposit accounts of TouchStone will be removed as signatories from such accounts and certain designated representatives of Phoenix will be appointed as the sole authorized signatories on such accounts; and

•	certain specified individuals will have executed (i) an employee offer letter in a form reasonably acceptable to Phoenix, (ii) Phoenix’s form of confidentiality and invention assignment agreement, and (iii) a certain noncompetition agreement, which agreements will remain in full force and effect as of the effective time of the merger, and such individuals will not have (nor will they have indicated an intent to) rescinded, terminated or otherwise failed to perform their obligations under such agreements.

Neither TouchStone, Phoenix nor Andover Merger Sub may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition to the merger set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of the merger agreement or failure to use all commercially reasonable efforts to consummate the merger and the other transactions contemplated hereby, as required by and subject to terms and conditions set forth in the merger agreement.

Termination of the Merger Agreement

Anything contained in the merger agreement to the contrary notwithstanding, the merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after any approval by the stockholders of TouchStone of the matters presented in connection with the merger:

•	by the mutual written consent of TouchStone and Phoenix;

•	by either TouchStone or Phoenix, if (i) the effective time of the merger has not occurred on or before October 9, 2008, subject to a 3 month extension by either Phoenix or TouchStone if certain conditions have not been satisfied, such date referred to herein as the end date, and (ii) the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that will have been the cause of the failure to consummate the merger on or before such date;

•	by either TouchStone or Phoenix, if certain legal, regulatory or government restraints permanently enjoining or otherwise prohibiting the consummation of the merger have become final and non-appealable, provided that the party seeking to terminate the merger agreement will have used such efforts as may be required by the merger agreement to prevent, oppose and remove such restraint;

•	by either TouchStone or Phoenix, if the special meeting (including any adjournments or postponements thereof) concludes and the approval of the merger agreement by the stockholders of TouchStone has not been obtained;

•	by TouchStone, if Phoenix breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of certain conditions to the merger set forth in the merger agreement or failure of the closing to occur and (ii) cannot be cured by the end date, provided that TouchStone will have given Phoenix written notice, delivered at least fifteen (15) days prior to such termination, stating TouchStone’s intention to terminate the merger agreement and the basis for such termination;

•	by Phoenix, if TouchStone breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of certain conditions to the merger and (ii) cannot be cured by the end date, provided that Phoenix will have given TouchStone written notice, delivered at least fifteen (15) days prior to such termination, stating Phoenix’s intention to terminate the merger agreement and the basis for such termination;

•	by TouchStone, prior to the receipt of the approval of the merger agreement by the TouchStone stockholders, if (i) the board of directors of TouchStone determines that it has received a superior proposal; (ii) TouchStone notifies Phoenix in writing of its intention to terminate the merger agreement, and included with such notice the identity of the person making a superior proposal and a summary of the material terms of such proposal; (iii) TouchStone offers to negotiate with Phoenix in good faith during the 48-hour period immediately following receipt by Phoenix of the notice referred to in clause (ii) above (to the extent Phoenix desires to negotiate) regarding adjustments in the terms and conditions of the merger agreement; provided that any material change in the economic terms or closing conditions of such proposal will extend such period by 24 hours from the time of receipt by Phoenix of notice of such change (if later than the time that such period would otherwise have ended); (iv) following such period referred to in clause (iii) above, and taking into account any revised proposal irrevocably and unconditionally committed to by Phoenix during such period, the board of directors or a committee thereof determines in good faith and after consultation with its outside counsel and financial advisors that there is a superior proposal more favorable to the stockholders of TouchStone than the proposal committed to by Phoenix; (v) concurrently with such termination, TouchStone enters into a definitive agreement with respect to a superior proposal; and (vi) prior to or concurrently with such termination, TouchStone pays the termination fee required by the merger agreement, or, if such termination occurs other than during business hours on a business day, TouchStone provides to Phoenix a copy of irrevocable instructions to pay such amount no later than 9:00 a.m California time on the next succeeding business day; or

•	by Phoenix, if the board of directors of TouchStone or any committee thereof changes its recommendation to adopt the merger agreement adverse to Phoenix or Andover Merger Sub, or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any alternative proposal (subject to certain exceptions).

In the event of termination of the merger agreement as set forth above, the merger agreement will become null and void and, if a termination fee is paid by TouchStone pursuant to the merger agreement, there will be no liability or obligation on the part of TouchStone, Phoenix, Andover Merger Sub or their respective subsidiaries or affiliates, subject to certain exceptions; provided, however, that no such termination will relieve any party from liability for damages for any fraud or breach of any provision of the merger agreement.

Expenses and Other Payments

Any provision in the merger agreement to the contrary notwithstanding, if (i) (A) after the date of the merger agreement, any alternative proposal (substituting 50% for the 20% threshold set forth in the definition of “alternative proposal” above), referred to herein as a qualifying transaction, is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the special meeting, (B) the merger agreement is terminated by Phoenix or TouchStone if the special meeting (including any adjournments or postponements thereof) has concluded and the approval of the merger agreement by the TouchStone stockholders has not been obtained and (C) concurrently with or within six (6) months after such termination, TouchStone enters into a definitive agreement providing for or consummates a qualifying transaction; (ii) TouchStone terminates the merger agreement in connection with its receipt of a superior proposal; or (iii) Phoenix validly terminates the merger agreement in connection with a change in the board of director’s recommendation to adopt the merger agreement, then in any such event TouchStone will be required to pay Phoenix a fee of $250,000 in cash, referred to herein as the termination fee, and TouchStone will have no further liability with respect to the merger agreement or the transactions contemplated thereby to Phoenix, Andover Merger Sub or their respective stockholders, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the qualifying transaction, in the case of clause (ii) above, concurrently with the termination of the merger agreement (or, in the event such termination does not occur during a business day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the termination fee promptly upon the opening of business on the next business day), or in the case of clause (iii) above, by the end of the second business day following the termination of the merger agreement.

Voting Agreements

In connection with the transactions contemplated by the merger agreement, all three members of the board of directors of TouchStone, Pierre A. Narath, Jason K. Raza and Ronald R. Maas, who collectively own or control, as of April 9, 2008, approximately 34% of the total outstanding shares of TouchStone common stock, have entered into voting agreements with Phoenix, to, among other things, vote their respective shares of TouchStone common stock in favor of the merger, unless the merger agreement has been terminated.

Pursuant to the terms of the voting agreements, each TouchStone stockholder party to a voting agreement is required to vote such stockholder’s shares:

•	in favor of adoption of the merger agreement and any other transactions and other matters contemplated by the merger agreement; and

•	against any action or agreement submitted for adoption or approval of the stockholders of TouchStone that, to such stockholder’s knowledge, would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TouchStone contained in the merger agreement or of such stockholder contained in the voting agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of voting and support agreement which is attached as an exhibit to the merger agreement and is incorporated herein by reference. We encourage you to read the form of voting and support agreement in its entirety.

APPRAISAL RIGHTS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of TouchStone common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the Delaware General Corporation Law may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of TouchStone common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to TouchStone’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, the adoption of the merger agreement and the merger. A vote in favor of the adoption of the merger agreement and merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of TouchStone common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of TouchStone common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of TouchStone common stock.

All demands for appraisal should be addressed to TouchStone Software Corporation, 1538 Turnpike St., North Andover, Massachusetts 01845, Attn: Investor Relations, Telephone (978) 686-6468, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of TouchStone common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of TouchStone to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that TouchStone will file such a petition or that TouchStone will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CURRENT MARKET PRICE OF COMMON STOCK

TouchStone common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “TWWS.OB”. The following table sets forth the high and low sales prices of TouchStone common stock for the periods indicated as reported on the Over-The-Counter Bulletin Board.

	Common Stock Price
Fiscal Period	High	Low

Fiscal 2006
First Quarter	$0.60	$0.07
Second Quarter	$0.92	$0.29
Third Quarter	$0.87	$0.41
Fourth Quarter	$0.55	$0.40
Fiscal 2007
First Quarter	$0.72	$0.48
Second Quarter	$1.93	$0.68
Third Quarter	$1.80	$1.20
Fourth Quarter	$2.44	$1.28
Fiscal 2008
First Quarter	$1.70	$0.80

Public markets have experienced extreme price and volume fluctuations during certain periods. This broad market volatility, and other factors, have affected TouchStone’s stock price and may do so again in the future. Any shortfall in revenue or earnings from levels expected by securities analysts, along with the sale of the operating assets and change in core business could have an immediate and significant adverse effect on the trading price of TouchStone’s common stock in any given period. Finally, because TouchStone participates in a highly dynamic industry, there is often significant volatility of TouchStone’s common stock price.

As of December 31, 2007, there were approximately 2,900 holders of record of TouchStone’s common stock, including stock held by affiliates and excluding an undetermined number of stockholders whose shares are held in “street” or “nominee” names.

TouchStone has never declared or paid cash dividends on its common stock. TouchStone currently intends to retain earnings, if any, to support its current operations and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of TouchStone’s board of directors after taking into account various factors, including TouchStone’s financial condition, operating results, current and anticipated cash needs and plans for expansion.

The closing sale price of TouchStone common stock on the Over-The-Counter Bulletin Board on April 9, 2008, the last trading day prior to the announcement of the merger, was $1.15.

On May 13, 2008, the closing price for TouchStone common stock was $1.45 per share. You are encouraged to obtain current market quotations for TouchStone common stock in connection with voting your shares.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock of TouchStone as of March 28, 2008, by (a) each person known by us to own beneficially more than 5% of the outstanding common stock; (b) the principal executive officer of TouchStone; (c) each director of TouchStone; and (d) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 1538 Turnpike Street, North Andover, Massachusetts 01845.

	Number of Shares		Approximate
Name	Beneficially Owned(1)		Percent Owned

Pierre A. Narath — Chairman of the Board of Directors	3,572,238	(2)	29.2%
Jason K. Raza — Director, Chief Executive Officer	885,000	(3)	7.3%
Ronald R. Maas — Director	265,810	(4)	2.2%
All Directors and Executive Officers as a Group (3 individuals)	4,678,048	(5)	38.7%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock, which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after March 28, 2008, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of March 28, 2008, 12,085,060 shares of common stock were outstanding.

(2)	Includes options to purchase 225,000 shares that are currently exercisable or will become exercisable within 60 days of March 28, 2008.

(3)	Includes options to purchase 215,000 shares that are currently exercisable or will become exercisable within 60 days of March 28, 2008.

(4)	Includes options to purchase 95,000 shares that are currently exercisable or will become exercisable within 60 days of March 28, 2008.

(5)	Includes officers’ and directors’ shares listed above.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we receive contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to TouchStone Software Corporation, 1538 Turnpike St., North Andover, Massachusetts 01845, Attn: Investor Relations, Telephone (978) 686-6468. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We do not intend to hold a 2008 annual meeting of our stockholders if the merger is not completed. However, if we do hold an annual meeting for 2008, any stockholder who intends to present a proposal at the 2008 annual meeting will have a reasonable time before the Company begins to print and send its proxy materials for the 2008 annual meeting to submit such proposal for inclusion in the Company’s proxy statement and form of proxy.

For stockholder proposals that are not being submitted for inclusion in the Company’s proxy statement and form of proxy, notice of the proposal must be received by the Company’s secretary not earlier than the close of business on the ninetieth (90th) day prior to the annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to the annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (filed on March 28, 2008).

•	Current Report filed on Form 8-K dated April 9, 2008 (filed on April 10, 2008).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to TouchStone Software Corporation, 1538 Turnpike St., North Andover, Massachusetts 01845, Attn: Investor Relations, Telephone (978) 686-6468 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 21, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
PHOENIX TECHNOLOGIES LTD.,
ANDOVER MERGER SUB, INC.
and
TOUCHSTONE SOFTWARE CORPORATION
Dated as of April 9, 2008

A-i

A-ii

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of April 9, 2008 (the ‘‘Agreement”), among Phoenix Technologies Ltd., a Delaware corporation (“Parent”), Andover Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Touchstone Software Corporation, a Delaware corporation (the “Company”).

R E C I T A L S:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

WHEREAS, as a material condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders and optionholders are entering into a voting and support agreement, the form of which is attached hereto as Annex I, concurrently with the execution and delivery of this Agreement (the “Voting and Support Agreements”)

WHEREAS, as a material condition and inducement to Parent’s willingness to enter into this Agreement, Jason Raza (“Raza”) is entering into an employee offer letter (including the Parent’s form of confidentiality and invention assignment agreement, the form of which is attached hereto as Annex II (a “CIIA”) concurrently with the execution and delivery of this Agreement, the effectiveness of which are contingent upon the occurrence of the Closing (the “Offer Letter”).

WHEREAS, as a material condition and inducement to Parent’s willingness to enter into this Agreement, Raza and Pierre Narath (“Narath”) are entering into Noncompetition and Non-Solicitation Agreements concurrently with the execution and delivery of this Agreement, the effectiveness of which are contingent upon the occurrence of the Closing (the “Noncompetition Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the ‘‘Surviving Corporation”).

Section 1.2  Closing.  The closing of the Merger (the ‘‘Closing”) shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California at 10:00 a.m., local time, or via exchange of documents via PDF and overnight courier, on a date (the “Closing Date”) which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and acknowledged and delivered to Parent at the Closing and, as soon as reasonably practicable following the Closing, Parent shall file the Certificate of Merger with the Secretary of State of the State of Delaware, in each case in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger, the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Touchstone Software Corporation and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to Touchstone Software Corporation.

Section 1.6  Directors.  The directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7  Officers.  The officers of Merger Sub as of the Effective Time shall serve as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock.  Each share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares, the “Common Stock,” and each, a ‘‘Share”), other than Shares to be cancelled pursuant to Section 2.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive $1.48 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration and the right to receive any then unpaid dividend or other distribution with respect to such Shares having a record date before the Effective Time.

(b) Treasury Shares and Parent and Merger Sub-Owned Shares.  Each Share held in the treasury of the Company or that is owned, directly or indirectly, by Parent, Merger Sub, or any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties or held in trust to fund Company or Parent obligations) (the ‘‘Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company, or in the securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Dissenters’ Rights.  Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relate to such demand and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  On or before the Closing Date, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A. (and pursuant to an agreement in form and substance reasonably acceptable to Parent) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares issued and outstanding immediately prior to the Effective Time (excluding the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash, the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably require), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and in accordance with the procedures of this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Parent upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Parent for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability.  Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent pursuant to Section 2.2(d).

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3  Treatment of Company Stock Plans and Company Stock Options.

(a) Parent shall not assume any Company Stock Plan or any Company Stock Options granted thereunder. Instead, each option to purchase Shares (collectively, the “Company Stock Options”) granted under the Touchstone Software Corporation 1995 Stock Option Plan (the “1995 Plan”), the Touchstone Software Corporation 1996 Stock Option Plan (the “1996 Plan”) and the Touchstone Software Corporation 1997 Stock Incentive Plan (the “1997 Plan” and, together with the 1995 Plan and 1996 Plan, the “Company Stock Plans”), that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time will (subject to Section 2.3(b) below), at the Effective Time, be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to Section 2.5 below) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (y) the total number of Shares subject to such Company Stock Option, if any, that are vested, unexpired and unexercised as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) as soon as reasonably practicable after the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date. Any portion of any Company Stock Option that is unvested as of the Effective Time shall terminate in its entirety at the Effective Time, without consideration being paid therefore.

(b) Prior to the Effective Time, the Company will (i) execute the agreements identified in Section 6.2(h) hereof with all holders of Company Stock Options, and (ii) take such other actions as may reasonably be requested by Parent to effectuate the actions contemplated by this Section 2.3.

Section 2.4  Treatment of Non-Plan Stock Options and Warrants.

(a) Parent shall not assume any (i) warrant to purchase shares of Company’s capital stock (each, a “Warrant”) or (ii) option to purchase shares of Company’s capital stock that is not a Company Stock Option (each, a ‘‘Non-Plan Option”). Instead, each Warrant and/or Non-Plan Option that in either case is unexpired, unexercised and outstanding as of immediately prior to the Effective Time will (subject to Section 2.4(b) below), at the Effective Time, be cancelled and the holder of such Warrant or Non-Plan Option will, in full settlement of such Warrant or Non-Plan Option, receive an amount (subject to Section 2.5 below) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Warrant or Non-Plan Option multiplied by (y) the total number of Shares subject to such Warrant or Non-Plan Option that are vested, unexpired and unexercised as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay the holders of Warrants and/or Non-Plan Options the cash payment described in this Section 2.4(a) as soon as reasonably practicable after the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date. Any portion of any Warrant or Non-Plan Option that is unvested or unexercisable as of the Effective Time shall terminate in its entirety at the Effective Time, without consideration being paid therefore.

(b) Prior to the Effective Time, the Company will execute the agreements identified in Section 6.2(h) hereof with all holders of the Warrants and Non-Plan Options as may reasonably be reasonably requested by Parent to effectuate the actions contemplated by this Section 2.4.

Section 2.5  Withholding Rights.  The Paying Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options, Warrants or Non-Plan Options such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Warrants or Non-Plan Options, in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and attached hereto (the ‘‘Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not have a Company Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Company Material Adverse Effect” means a fact, circumstance, event, effect or change that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, but shall not include events or effects relating to or resulting from (A) changes in general economic or political conditions or the securities or financial markets, in each case to the extent such changes do not disproportionately impact the Company and its Subsidiaries, taken as a whole; (B) changes or developments in the industries in which the Company and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact the Company (and its Subsidiaries, taken as a whole) relative to its competitors, (C) changes in Law, or (D) changes in GAAP.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.1(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens. Other than the Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

(c) Section 3.1(c) of the Company Disclosure Schedule includes true, correct and complete copies of the certificate or articles of incorporation and by-laws (or like organizational documents) of the Company and each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws and each Subsidiary is not in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws (or like organizational documents).

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”). As of April 1, 2008, there were (i) 12,115,060 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) Company Stock Options to purchase an aggregate of 669,500 shares of Common Stock issued and outstanding and under the Company Stock Plans, of which (A) 25,000 Company Stock Options are issued and outstanding under the 1995 Plan, (B) no Company Stock Options are issued and outstanding under the 1996 Plan, and (C) 644,500 Company Stock Options are issued and outstanding under the 1997 Plan, (iii) Warrants to purchase an aggregate of 200,000 shares of Common Stock are issued and outstanding, and (iv) Non-Plan Options to purchase an aggregate of 75,000 shares of Common Stock are issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Neither the Company nor any Company Subsidiary has any equity based compensation or issuance plan other than the Company Stock Plans. The Company holds no treasury shares. The Company is not under any obligation to register under the Securities Act any shares of capital stock of the Company or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Stock Options, Warrants and Non-Plan Options, including the number of shares of the Common Stock subject to each such security, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such security under Section 422 of the Code (if applicable), the term of each such security and the Company Stock Plan from which such option was granted (if any). On the Closing Date, the Company shall deliver to Parent a revised Section 3.2(b) of the Company Disclosure Schedule setting forth the information required by this Section 3.2(b) as of the Closing Date.

(c) Except as set forth in subsection (a) above, as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after April 1, 2008 that were reserved for issuance pursuant to Company Stock Options, Warrants or Non-Plan Options outstanding as of April 1, 2008 as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. The Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or which are otherwise known to the Company with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

Section 3.3  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the ‘‘Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement, and (iii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (iii), the “Company Specified Approvals”).

(c) Assuming receipt of or compliance with the Company Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the Company or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries.

Section 3.4  Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2003 (the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date hereof) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

Section 3.6  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2007 (the “Reference Date”) (or the notes thereto) as included in the Company SEC Documents, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Reference Date and (d) for liabilities or obligations which have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than those which would not have a Company Material Adverse Effect.

Section 3.7  Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have a Company Material Adverse Effect.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

Section 3.8  Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries under which any current or former employee, director or consultant of the Company, any Subsidiary or any other ERISA Affiliate has any current or future rights to benefits; provided that “Company Benefit Plans” shall not include any Company Foreign Plans. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract, and the term “ERISA Affiliate” shall mean any entity (whether or not incorporated) which is a member of a controlled group which includes the Company or any Subsidiary or which is under common control with any of the Company or any Subsidiary within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA. Neither the Company nor any Subsidiary has any Company Foreign Plans or any material liability with respect to any Company Foreign Plans which are no longer in existence.

(b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, and all related trust documents, administrative service agreements, group annuity contracts and group insurance contracts; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the U.S. Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) forms of award agreements, summary plan descriptions, prospectuses, and material communications to any employee regarding any Company Benefit Plans, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any Subsidiary; (v) the most recent IRS determination, opinion, notification and advisory letters, and the most recent applications and correspondence to or from the IRS or the U.S. Department of Labor (“DOL”) with respect to any such application or letter; and (vi) all material correspondence to or from any governmental agency relating to any Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. None of the Company, the Subsidiaries or any ERISA Affiliate, sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, any employee pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plan maintained by more than one unrelated employer, or any “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan provides health that are not fully insured through an insurance contract. No Company Benefit Plan provides retiree medical or other retiree welfare benefits, other than coverage mandated by applicable Law. All contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due). Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975, 4976 or 4980 of the Code. There are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, against or with respect to any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in material liability of the Company or any of its Subsidiaries.

(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer.

(e) With respect to any Company Benefit Plan, the Company has received no notice that any administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other United States governmental agencies is in progress nor, to the knowledge of the Company, is any such investigation, audit or proceeding pending or threatened.

(f) Section 3.8(f) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events prior to the Closing ), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as an excess “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(g) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any its Subsidiaries is a party has been administered in good faith compliance in all material respects with the requirements of Section 409A of the Code. The exercise price under all currently outstanding Company Stock Options, Warrants or Non-Plan Options is at least equal to the fair market value of the Company Common Stock on the date such Company Stock Options, Warrants or Non-Plan Options were granted.

Section 3.9  Absence of Certain Changes or Events.  From the Reference Date through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Parent under Section 5.1 of this Agreement. Since the Reference Date, there has not been any event or effect that has had a Company Material Adverse Effect.

Section 3.10  Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 3.11  Proxy Statement; Other Information.  The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

Section 3.12  Tax Matters.

(a) As used in this Agreement, (i) “Taxes” means (A) any and all foreign, and U.S. federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (any of the foregoing, a “Consolidated Group”); and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or a transferor or otherwise by operation of law; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(b) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are correct and accurate in all material respects. The Company and each of its Subsidiaries have paid all material Taxes required to be paid, whether or not shown as due on such Tax Returns. The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of the most recent consolidated financial statements included in the Company SEC Documents, exceed the reserve for Tax liabilities set forth in such consolidated financial statements and will not exceed that reserve as adjusted for the passage of time up to the Effective Time.

(c) The Company has made available to Parent or its legal or accounting representative copies of all foreign and U.S. federal and state income Tax and all state sales and use Tax Returns for the Company and each Subsidiary filed for all periods including and after the period ended December 31, 2003. No claim that has not been resolved has ever been made to the Company or any Subsidiary by an authority in a jurisdiction where neither the Company nor any Subsidiary files Tax Returns that any one of them is or may be subject to taxation by that jurisdiction.

(d) Except for each other, neither the Company nor any of its Subsidiaries: (A) has ever been a member of a Consolidated Group; (B) has ever been a party to any Tax sharing, indemnification or allocation agreement, arrangement or understanding nor owes any amount under any such agreement; (C) is liable for the Taxes of any other person as a result of being or ceasing to be a member of a Consolidated Group, as a transferee or successor, by contract, by operation of law or otherwise; and (D) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(e) Neither the Company nor any of its Subsidiaries has been notified of any request for an audit or other examination, nor is any taxing authority asserting in writing, or to the Company’s knowledge, threatening to assert, against the Company or any of its Subsidiaries any claim for Taxes. Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax. There are (and immediately following the Effective Time there will be) no Liens on any of the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes except for Liens for Taxes not yet due and payable. No material adjustment relating to any Tax Returns filed by the Company or any of its Subsidiaries (and no material claim by a taxing authority in a jurisdiction in which the Company or its Subsidiaries does not file Returns that the Company or any of its Subsidiaries may be subject to taxation by such jurisdiction) has been proposed, formally or, to the Company’s knowledge, informally, by any Tax authority to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would reasonably be expected to have an adverse effect on the Company after the Effective Time.

(f) Neither the Company nor any Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code or any similar provision of applicable law (i) occurring during the two-year period ending on the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any other applicable tax law, including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h) Neither the Company nor any Subsidiary is a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

(i) The Company will not be required in a period after the Effective Time to include any income or gain or exclude any deduction or loss from Taxable income as a result of any (i) change in method of accounting; (ii) closing agreement for Taxes; (iii) installment sale or open transaction disposition; or (iv) prepaid amount, that occurred before the Effective Time.

Section 3.13  Labor Matters; Employees.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries; and (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries.

(b) Set forth on Section 3.13(b) of the Company Disclosure Letter is a list of all employees of the Company or each Subsidiary as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to Legal Requirements applicable to any Subsidiary which is formed or incorporated under the laws of a foreign jurisdiction). Section 3.13(b) of the Company Disclosure Letter also sets forth with respect to each Company employee accrued paid time off payable to each such employee as of March 31, 2008 and the rate at which such employee was entitled to accrue such paid time off as of the date of this Agreement.

(c) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(d) Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt and non-exempt, and of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Section 3.13(d) of the Company Disclosure Letter. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(e) Each of the Company and each Subsidiary has (i) complied (and until the Closing will comply) with all applicable Laws relating to the payment, reporting and withholding of Taxes; (ii) within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws (and under any similar foreign tax requirements); and (iii) timely filed or will timely file all withholding Tax Returns, for all periods through and including the Closing Date.

Section 3.14  Intellectual Property.

(a) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses as currently conducted or presently proposed to be conducted. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement or misuse by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries. No Intellectual Property owned or exclusively licensed by the Company or a Subsidiary, and, to the knowledge of the Company, no Intellectual Property used by the Company or any Subsidiary, is subject to any outstanding order, judgment, settlement or stipulation that restricts the use, transfer or licensing thereof or may be reasonably expected to adversely affect the validity, use or enforceability thereof. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person. The Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, copyrightable works (including website content), designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists, customer or user data and advertising statistics), databases, processes, formulae, methods, schematics, technology and know-how, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein and (v) other tangible or intangible proprietary or confidential information and materials; and for the purposes of clarity, “Intellectual Property” includes intellectual property identified in clauses (i) through (v) of the preceding sentence which may be embodied in: computer software (including source code, object code, data, databases and related documentation), systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, technology, proprietary information, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses set forth in Section 3.14(c) of the Company Disclosure Schedule. All Intellectual Property owned by the Company is fully transferable, alienable or licensable without restriction and without payment of any kind to any third party.

(c) Section 3.14(c) of the Company Disclosure Schedule sets forth a complete and accurate list of:

(i) all patented and registered Intellectual Property, and pending patent applications and disclosures or applications for registration of Intellectual Property, owned or filed by the Company or any of its Subsidiaries where such patent or registration has not expired or been abandoned within six (6) years prior to the Closing Date;

(ii) all trade names, Internet domain names and material unregistered trademarks, material unregistered service marks and material unregistered copyrights (other than in Company Software, as defined below, and in computer software under (iv) below) owned by the Company or any of its Subsidiaries;

(iii) all computer software products and service offerings that are currently licensed or distributed to third parties by the Company or any of its Subsidiaries, excluding Third Party Software (“Company Software”), listed by major point release;

(iv) other than Company Software, all other material computer software developed and owned by the Company or its Subsidiaries for internal use (e.g., internally developed back office software, etc.), except where such owned software is a customization of generally commercially available software;

(v) all licenses or similar agreements or arrangements, in effect as of the date hereof, pursuant to which the Company or any of its Subsidiaries embeds, integrates, redistributes, resells or otherwise sublicenses software in or with the Company Software (“Third Party Software”), including a description of the relationship of such Third Party Software to the Company Software and the royalty or fee for such Third Party Software that has been paid by the Company or its Subsidiaries to the licensor of such Third Party Software if any, where, for each license, the total aggregate payments made for each such license for Third Party Software has exceeded

$1,000 since January 1, 2004 or such Third Party Software is otherwise not “off the shelf” software licensed through a click through or shrink wrap license;

(vi) all settlement agreements entered into by the Company or its Subsidiaries relating to Intellectual Property;

(vii) any consent, coexistence, or similar agreement restricting Company from using or enforcing Intellectual Property owned by Company or any Subsidiary;

(viii) all intellectual property agreements where indemnification obligations are the principal subject matter of the agreement,

(ix) all agreements pursuant to which any domain names, driver databases or Company Software (or any portion thereof) that was owned or developed by any third party (other than the Company’s employees, consultants, contractors or Subsidiaries), including any domain names, driver databases or Company Software (or any portion thereof) that acquired upon the acquisition of another corporation or other entity by merger, share exchange consolidation or otherwise (collectively, “Acquired Software”) was acquired by the Company or any of its Subsidiaries, and

(x) all licenses or similar agreements or arrangements, in effect as of the date hereof, which contain a fully paid-up license (i.e. a license for a one-time payment with unlimited or long term rights to use and/or distribute) to any Company Software or other Company Intellectual Property.

The Company and its Subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) through (iv) above in this Section 3.14(c), except for any portion of Company Software that is Third Party Software, for which the Company or its Subsidiaries have valid and enforceable licenses to distribute. Neither the Company nor any subsidiary, nor any licensor, is in breach of any license agreement relating to any Third Party Software.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, all patents and registrations for trademarks, service marks and copyrights which are described in Section 3.14(c) of the Company Disclosure Schedule are valid and subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property; no claims have been made against a third party by the Company or its Subsidiaries; and the Company and its Subsidiaries are not aware of any facts that indicate a likelihood of any of the foregoing.

(e) Section 3.14(e)-1 of the Company Disclosure Schedule identifies (i) all current and former executive officers and current and former employees, whether or not such officers or employees had a role in the development of the Company’s current products, including the Company Software, and Intellectual Property and (ii) all consultants and contractors that presently have or have had a role in the development of the Company’s current products, including any portion or component of the Company Software, and Intellectual Property. The Company takes and has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements (i) with all current and former executive officers and current and former employees, whether or not such officers or employees had a role in the development of the Company’s current products, including the Company Software, and Intellectual Property and (ii) with all consultants and contractors that presently have or have had a role in the development of the Company’s current products, including the Company Software, and Intellectual Property). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors). The Company has taken commercially reasonable steps to verify that (x) all current and former executive officers, employees, consultants and contractors of any entity that is party to an agreement listed in Section 3.14(c)(ix) of the Company Disclosure Schedule (other than the Company, the Subsidiaries and their respective employees, consultants and contractors) that had a role in the development of the Acquired Software have executed confidentiality and intellectual property assignment agreements with such parties and that (y) such third parties’ rights were effectively assigned to the Company or its Subsidiaries. Except as set forth in Section 3.14(e)-2 of the Company Disclosure Schedule, none of the entities or individuals described in the preceding sentence have asserted or have any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses. Except as set forth in Section 3.14(e)-3 of the Company Disclosure Schedule, all customizations of the Company Software (excluding any Third Party Software) developed by the Company or any of its Subsidiaries are owned by the Company or such Subsidiary.

(f) The Company Software does not contain any open source or other software licensed to the Company free of charge with accompanying source code. The distribution or licensing of the Company Software, including any Third Party Software incorporated herein, in the ordinary course of business, is not governed, in whole or in part, by the terms of the GNU General Public License or any license requiring the Company to disclose source code to any of the Company Software. Except for employees, contractors and consultants engaged in the development of Company Software, only the object code relating to any Company Software has been disclosed to any third party. No third party has asserted any right to access any source code for any Company Software and no source code licensed to persons as set forth in Section 3.14(f) of the Company Disclosure Schedule is material to the current business of the Company or any of its Subsidiaries. The Company has obtained representations, warranties and indemnities from the transferring party relating to title to any Company Software that the Company has acquired title to in connection with any prior acquisitions. To the knowledge of the Company, there are no viruses, worms, Trojan horses or similar malicious programs in the Company Software. The Company is in possession of the source code and object code for all Company Software and other material related thereto reasonably necessary for the use, maintenance, enhancement, development and exploitation of such software as currently used in, or currently under development for, the business, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the current conduct of its business is sufficient for the current needs of such business.

(g) Neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property, including the Company Software, owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including the Company Software.

(h) Except for the fees identified in Section 3.14(h) of the Company Disclosure Schedule, no licensing fees, royalties, profit participations, or other payments are due or payable by the Company or any Subsidiary in connection with any Intellectual Property, other than maintenance fees. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property.

(i) The Company and its Subsidiaries have collected and maintained any customer data in accordance with their privacy policies and protection procedures which are reasonably adequate for protection customarily used in the industry to protect rights of like importance.

(j) In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property from any person, the Company or its Subsidiary, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property to the Company or its Subsidiaries. The Company or its Subsidiaries has recorded each such assignment of registered Intellectual Property assigned to the Company or any of its Subsidiaries with the relevant governmental entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.

(k) All products and services provided by the Company or any of its Subsidiaries conform and will conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers.

(l) If the Company or any of its Subsidiaries has exported any products, or any technical information or other technology within its control, it has done so in all respects as required by the U.S. export laws and regulations and promulgated and enforced by the Bureau of Export Administration.

(m) All forms of end user license agreements currently used by the Company on a routine basis and in the ordinary course of its business are set forth in Section 3.14(m) of the Company Disclosure Schedule.

(n) The Company and its Subsidiaries have no unpaid obligations, contingent or non-contingent, matured or unmatured, whether or not currently due and payable, to any third party for any royalty, commission or other revenue sharing payments except obligations incurred in the ordinary course of the Company’s business that (i) were accrued of the Company’s business in or after the calendar month immediately preceding the date hereof and (ii) do not exceed $25,000 in the aggregate.

(o) The Company and its Subsidiaries have no unpaid obligations, contingent or non-contingent, matured or unmatured, whether or not currently due and payable, to any third party with respect to any Acquired Software (as defined above).

Section 3.15  Real Property.  Section 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries. The Company or a Subsidiary of the Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is being used by the Company or a Subsidiary of the Company.

Section 3.16  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Sanli, Pastore and Hill (“Sanli”), dated as of the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Common Stock (other than certain affiliates of the Company) from a financial point of view.

Section 3.17  Required Vote of the Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”).

Section 3.18  Contracts.

(a) For purposes of this Agreement, “Company Specified Contract” shall mean:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii) any indemnification, employment, consulting or other contract with (x) any member of the Board of Directors of the Company, or (y) any executive officer of the Company or any Subsidiary other than those contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any such Subsidiary;

(iii) any contract containing any covenant (A) limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person, (B) granting any exclusive rights to make, sell or distribute the Company’s or it’s Subsidiaries’ products or (C) granting “most favored nation” pricing status to any person;

(iv) any contract (i) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise other than the Subsidiaries;

(v) any contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology of the Company and its Subsidiaries;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

(vii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $10,000;

(viii) any contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business;

(ix) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party; and

(x) the agreements listed in Section 3.14(c)(ix) of the Company Disclosure Schedule.

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all Company Specified Contracts as of the date hereof.

(c) Neither the Company nor any Subsidiary of the Company is in material breach of or default under the terms of any Company Specified Contract. To the knowledge of the Company, no other party to any Company Specified Contract is in material breach of or default under the terms of any Company Specified Contract. Each Company Specified Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except the Bankruptcy and Equity Exception. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, each contract, agreement, commitment or undertaking that is described by Sections 3.14(c), (g), (h) or (n) hereof or that otherwise constitutes a Company Specified Contract hereunder is in written form.

Section 3.19  Finders or Brokers.  Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.20  State Takeover Statutes.  Assuming the accuracy of the representations and warranties in Section 4.6, the approval of the Board of Directors of the Company of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.

Section 3.21  Insurance.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies that have been paid since January 1, 2004. The Company maintains policies of insurance against loss relating to its and its Subsidiaries’ business, assets and operation and each such policy is in full force and effect (“Company Insurance Policies”). All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Company Insurance Policies have been made available to Parent.

(b) Neither the Company nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance; or (ii) refusal of any coverage or rejection of any material claim under any Company Insurance Policies.

Section 3.22  Environmental Matters.

(a) The Company is in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof.

(b) The Company has not received any written communication, whether from a Governmental Entity or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Company, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the properties leased by the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company or any of its Subsidiaries under any Environmental Law, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has made available to Parent true, complete and correct copies of all of the Company’s (and its Subsidiaries’) environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) To the knowledge of the Company, none of the facilities used by the Company or its Subsidiaries has been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of the Company and its Subsidiaries, all of which Materials of Environmental Concern, to the knowledge of the Company, have been stored and used in compliance with all material permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries is the subject to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither the Company nor any of its Subsidiaries has received or is subject to any order or decree of any Governmental Entity relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Company Material Adverse Effect.

(g) To the knowledge of the Company, no underground storage tank or surface impoundments exist on any property currently owned or leased by the Company or any of its Subsidiaries.

(h) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.

Section 3.23  Transactions with Affiliates.  Except as set forth on Section 3.23 of the Company Disclosure Schedule, there are no current Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case except for transactions involving routine advances for business expenses in the ordinary course of business consistent with past practices.

Section 3.24  Full Disclosure.  No representation or warranty by the Company in this Agreement or in any certificate furnished or to be furnished by the Company to Parent pursuant to the provisions hereof, as such information may be modified by the Company Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so mad, in order to make the statements herein or therein not misleading.

Section 3.25  Books and Records.  The Company has made available to Parent true, correct and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of the Company and its Subsidiaries (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has or made available to Acquiror complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company and each of its Subsidiaries for the ten (10) year period preceding the date of this Agreement, which minute books contain an accurate summary of all material matters discussed at all meetings of directors and shareholders or actions by written consent during the ten (10) year period preceding the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects, and (d) the stock records reflecting all stock issuances and transfers and all outstanding stock option and warrant grants and agreements of the Company and each of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the forms, documents and reports required to be filed or furnished prior to the date hereof by Parent with the SEC since January 1, 2007 (the “Parent SEC Documents”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Qualification, Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have a Parent Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change that would prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, but shall not include events or effects relating to or resulting from (A) changes in general economic or political conditions that do not disproportionately impact Parent and its Subsidiaries, taken as a whole; (B) changes or developments in the industries in which Parent and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact Parent (and its Subsidiaries, taken as a whole) relative to its competitors, or (C) changes in Law (a “Parent Material Adverse Effect”).

Section 4.2  Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, and (iii) adoption of this Agreement by Parent as the sole stockholder of Merger Sub (collectively, clauses (i) through (iii), the “Parent Approvals”).

(c) Assuming compliance with or receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Parent Material Adverse Effect.

Section 4.3  Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have a Parent Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have a Parent Material Adverse Effect.

Section 4.4  Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by the Company, any Subsidiary of the Company or any of their affiliates specifically for inclusion or incorporation by reference therein.

Section 4.5  Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6  Certain Arrangements.  There are no contracts, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any member of the Company’s executive officers or directors identified on Schedule 8.14(a), on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

Section 4.7  Finders or Brokers.  Neither Parent nor Merger Sub has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8  Availability of Funds.  Parent currently has, and at all times for payment thereof pursuant to the terms of this Agreement will have, sufficient available funds in cash or cash equivalents to pay the Merger Consideration.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, or (iii) as may be contemplated, required or permitted by this Agreement, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice.

(b) Subject to the exceptions contained in clauses (i) through (iii) of Section 5.1(a), the Company agrees with Parent that between the date hereof and the Effective Time, without the prior written consent of Parent of this Section 5.2(b)), the Company:

(i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries that is not wholly owned to, authorize, set-aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(iv) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s officers, directors or the individuals listed on Schedule 6.3(j) hereto, (B) increase the compensation or other benefits payable to the Company’s employees (other than officers, directors and the individuals listed on Schedule 6.3(j) hereto), other than salary increases granted on or about the anniversary date of each such employee’s hire date with the Company, in each case not in excess of 10% of such employee’s then current salary and which increase is granted in the ordinary course of business and consistent with the Company’s past practices; (C) enter into or amend any employment, change of control, severance or retention agreement with any officer, director or employee of the Company; or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Code;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, issuance, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than issuances of shares of Common Stock in respect of any exercise of Company Stock Options, Warrants or Non-Plan Options outstanding on the date hereof;

(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (B) software license transactions with end users of Company Software that are entered into in the ordinary course of the Company’s business on a form of end user license agreement set forth in Section 3.14(m) of the Company Disclosure Schedule without material deviation;

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, purchase or acquire any properties or assets having a value in excess of $10,000 in the aggregate, except pursuant to existing agreements in effect prior to the execution of this Agreement and set forth on Section 5.1(b)(x) of the Company Disclosure Schedule;

(xi) acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(xii) shall not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement; and (C) indebtedness for borrowed money (other than indebtedness incurred in accordance with clauses (A) and (B) incurred in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate;

(xiii) shall not enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand; and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiv) shall not, and shall not permit any Subsidiary to, enter into, or materially amend or modify any Company Specified Contract or waive, release, grant, assign or transfer any of its material rights or claims thereunder;

(xv) shall not, and shall not permit any Subsidiary to, enter into enter into or materially amend or modify any license, agreement or arrangement relating to any Intellectual Property, other than in the ordinary course of business consistent with past practice,

(xvi) shall not waive, release, assign, settle or compromise any claim, action or proceeding or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than those which are, in the aggregate, not material and which are made, done or given in the ordinary course of business consistent with past practice;

(xvii) shall not make any change in any method of financial accounting or make any material tax election other than changes required by GAAP or applicable Law;

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions;

(xix) shall not issue, amend or accelerate the vesting of any Company Stock Option, Warrant or Non-Plan Option, other than pursuant to acceleration provisions that were in effect prior to the date of this Agreement; and

(xx) shall not amend or accelerate the vesting of any benefit or arrangement described in Section 3.8(d) hereof, or terminate the employment or consultancy of any person under circumstances that would give rise to an obligation on the part of the Company, the Subsidiaries of the Company, Parent or the Surviving Corporation to make any payment or confer any benefit described in Section 3.8(d).

Section 5.2  Access.

(a) The Company shall afford to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records. In addition, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Parent may reasonably request.

(b) Each of the Company and Parent hereby agree that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be subject to the Mutual Non-Disclosure Agreement, dated as of February 21, 2008, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3  No Solicitation.

(a) Subject to Section 5.3(b), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers (including any proposal from or offer to the Company’s stockholders) with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer (including any proposal from or offer to the Company’s stockholders) that is reasonably likely to lead to an Alternative Proposal; (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal; (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative

Proposal; or (v) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 5.3(b) or (c), or Section 7.1(g), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.3(a) or, in the case of Section 5.3(b), give Parent a right to terminate this Agreement pursuant to Section 7.1(i).

(b) Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Alternative Proposal received after the date hereof (so long as such Alternative Proposal did not result from a breach by the Company or any Representative of this Section 5.3), (i) contact the person or group making such Alternative Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Alternative Proposal is reasonably likely to result in a Superior Proposal and (ii) if the Board of Directors of the Company determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably expected to lead to a Superior Proposal, the Company may thereafter (A) furnish non-public information with respect to the Company and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal; provided, however, that the Company shall provide or make available to Parent (subject to the Confidentiality Agreement) any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(c) Except as set forth in Section 7.1(g) or this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation; (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal; or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that an unsolicited bona fide written Alternative Proposal received by the Company constitutes a Superior Proposal (after complying with, and giving effect to any commitments made by Parent pursuant to Section 7.1(g)), the Board of Directors of the Company or any committee thereof may withdraw, modify or qualify its Recommendation (a “Change of Recommendation”).

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal, (ii) any request for information relating to the Company or its Subsidiaries reasonably expected to be related to an Alternative Proposal and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent but it being agreed that the third parties’ financing sources may impose confidentiality restrictions on the Company with respect to their proposed financing).

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of twenty percent (20%) or more of the number of outstanding shares of Common Stock.

(g) As used in this Agreement, “Superior Proposal” shall mean an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”

Section 5.4  Filings; Other Actions.

(a) As soon as reasonably practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, the Company shall permit Parent reasonable opportunity to review the Proxy Statement (including any amendments or supplements thereto) and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its commercially reasonable efforts to have the Proxy Statement amended to respond to any comments of the SEC as soon as reasonably practicable after the resolution of such comments. The Company shall notify Parent promptly upon receipt of any comments from the SEC or any other government officials for amendments or supplements to the Proxy Statement, shall supply Parent with copies of all correspondence between the Company or any of its officials, on the one hand, and the SEC or any other government officials, on the other hand, with respect to the Proxy Statement and shall consider in good faith the views of Parent in connection with such correspondence and the Proxy Statement. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders promptly after the Proxy Statement is cleared by the staff of the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing Parent a reasonable opportunity to review and comment on such documents.

(b) Subject to the other provisions of this Agreement, including without limitation Section 7.1, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(c), use reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby.

(c) Notwithstanding Section 5.4(a) or (b), if on a date for which the Company Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, whether or not a quorum is present, the Company shall have the right to postpone or adjourn the Company Meeting to a date which shall not be more than 45 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares of Common Stock to approve the Merger, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Meeting as long as the date of the Company Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection. In the event that the

Company Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.

Section 5.5  Employee Matters.

(a) Prior to the Effective Time, the Company (including, if applicable, the Board of Directors of the Company) shall take such action and adopt such resolutions as shall be necessary to terminate the Company Benefit Plans (including, for avoidance of doubt, the Company’s 401(k) Plan) and any Company Foreign Plans, effective immediately prior to the Effective Time.

(b) The Company shall cooperate and work with Parent to help Parent identify employees of the Company to whom Parent may elect to offer continued employment with the Surviving Corporation or Parent. As of the date hereof, Parent anticipates that it will offer continued employment to all current employees of the Company. With respect to any employee of the Company who receives an offer of employment from Parent, the Company shall assist Parent with its efforts to enter into an offer letter and a CIIA with such employee (each such employee who remains an employee as of the Effective Time and executes and delivers to Parent an offer letter and CIIA at or prior to the Closing Date, a “Continuing Employee”) as soon as practicable after the date hereof and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Parent nor Merger Sub (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of the Company. Effective as of immediately prior to the Closing, the Company shall terminate the employment of each of those Company employees who are not Continuing Employees (the “Designated Employees”) and shall seek, and use its commercially reasonable efforts to obtain, customary releases from all Designated Employees, which releases shall be in such form as is reasonable acceptable to Parent. The Company shall obtain confirmatory assignments of Intellectual Property from such current and former employees and independent contractors and consultants as Parent may reasonable request, in each case in a form that is reasonable acceptable to Parent.

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), no Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time other than with respect to calculating the rate of paid-time-off accrual under Parent’s policies in effect from time to time. However, and without limiting the generality of the foregoing, and to the extent permitted by any applicable insurance or services provider only, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Continuing Employee participated immediately before the consummation of the Merger ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 5.6  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.7  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby after the date hereof, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby. Nothing in this Section 5.7 shall be construed to permit Parent or Merger Sub to do any act that would otherwise constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.8  Public Announcements.  The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement, comment or filing prior to the issuance of such press release or other public statement or comment or the making of any filing relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment, or make any such filing, prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such press release or other public statement, comment or filing; provided, however, that this Section 5.8 shall not restrict Parent from discussing or answering questions regarding this Agreement or the transactions contemplated herein in connection with Parent’s earnings conference call.

Section 5.9  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement in effect on the date hereof shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect on the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) On the terms and subject to the conditions of this Section 5.9(b), Parent shall, or cause the Surviving Corporation to, obtain, prior to the Effective Time, a directors’ and officers’ liability insurance policy with respect to the Company (the “D&O Policy”); provided, however, that in the event that the D&O Policy is not available on all of the terms contemplated by this Section 5.9(b) for less than an aggregate cost of $100,000.00, Parent shall instead obtain such coverage as shall be reasonably practicable for such amount. The Company shall provide Parent with such information as it may reasonably request to assist it in obtaining the D&O Policy. The D&O Policy (i) will remain in effect for a period of six (6) years following the Effective Time, (ii) will cover matters occurring within the two (2) year period immediately preceding the Effective Time (including the transactions contemplated by this Agreement), and (iii) the D&O Policy shall cover Pierre Narath, Jason Raza and Ronald R. Maas in their capacities as officers and/or directors of the company prior to the Closing Date. Parent shall cause the Surviving Corporation to maintain the D&O Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

Section 5.10  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.11  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.13  Agreement to Defend; Stockholder Litigation.  In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Merger or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto; provided, that nothing in this Section 5.13 shall limit the parties’ obligations under Section 5.6 hereof. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger; provided, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.14  Execution of Certain Agreements.  On or prior to the Closing Date, the Company shall provide to Parent executed copies of written agreements that (a) expressly supersede or (b) terminate without further obligation on the part of the Company, the Company’s Subsidiaries, Parent or Parent’s affiliates, the contracts, agreements, commitments or undertakings listed (or required to be listed) in Section 3.18(c) of the Company Disclosure Schedule, in form and substance reasonably satisfactory to Parent. In addition, on or prior to the Closing

Date, the Company shall use its commercially reasonable efforts to provide to Parent executed copies of the agreements listed in Section 5.14 of the Company Disclosure Schedule.

Section 5.15  Execution of Transition Services Agreement.  On or prior to the Closing Date, the Company shall provide to Parent an executed consulting agreement with Pierre Narath, on the terms set forth in Section 5.15 of the Company Disclosure Schedule.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No law or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity shall be in effect (a ‘‘Restraint”), in each case which has the effect of making the Merger illegal or otherwise enjoining or prohibiting the consummation of the Merger.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1 and 4.2 shall be true and correct in all material respects, and (ii) the other representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.14 shall be true and correct in all material respects, and (ii) the other representations and warranties of the Company set forth in ARTICLE III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Not more than 10% of the outstanding Common Stock as of immediately prior to the Effective Time shall have made, and not withdrawn, written demand on the Company for the purchase of their shares of Common Stock in connection with the Merger in compliance with the requirements of Section 262 of the DGCL.

(d) The Offer Letter (including the CIIA attached thereto) shall remain in full force and effect and Raza shall not have (nor shall have indicated an intent to) rescinded, terminated or otherwise failed to perform his obligations under the Offer Letter.

(e) Each of the Noncompetition Agreements shall remain in full force and effect and no party thereto shall have (or shall have indicated an intent to) rescinded, terminated or otherwise failed to perform his obligations under any such Noncompetition Agreement.

(f) (i) At least ten (10) of the employees of the Company and the Company’s Subsidiaries as of the date of this Agreement (when counted together with Raza and the individuals listed on Schedule 6.3(j) hereto ) shall have become Continuing Employees. Each Continuing Employee shall have remained continuously employed with the Company from the date of this Agreement through the Closing and shall have signed each of the documents referenced in Section 5.5(b) and no action shall have been taken by any such individual to rescind any such documents; and (ii) the employment of each of the Designated Employees and each other employee who has declined Parent’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.

(g) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by a officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(h) All holders of Company Stock Options issued under the 1995 Plan shall have executed agreements in forms reasonably satisfactory to Parent providing that such securities will automatically terminate at the Effective Time without payment of any consideration therefor by Company, Parent or Merger Sub other than the consideration described in Section 2.3(a). All persons who (i) are providing services to the Company as of the date of this Agreement (whether as employees, consultants, directors or otherwise) and (ii) are holders of Company Stock Options and/or Warrants, shall have executed agreements in forms reasonably satisfactory to Parent releasing the Company, Parent and their respective affiliates from any claims and providing for the cancellation of such Company Stock Options and Warrants in exchange for the cash payments contemplated by Section 2.3(a) and Section 2.4(a).

(i) The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that, effective no later than the Effective Time, each of the current authorized signatories on all of the bank and deposit accounts of the Company shall be removed as signatories from such accounts and the representatives of Parent identified on Schedule 6.3(i) hereto shall be appointed as the sole authorized signatories on such accounts.

(j) Each of the individuals listed on Schedule 6.3(j) hereto (other than Raza) shall have executed (i) an employee offer letter in a form reasonably satisfactory to Parent, (ii) the CIIA and (iii) a Noncompetition Agreement , the form of which is attached hereto as Annex III, which agreements shall remain in full force and effect as of the Effective Time, and such individuals shall not have (nor shall they have indicated an intent to) rescinded, terminated or otherwise failed to perform their obligations under such agreements.

Section 6.4  Frustration of Closing Conditions.  Neither the Company, Parent nor Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use all commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if (i) the Effective Time shall not have occurred on or before October 9, 2008 (the “End Date”), provided, that if by the End Date the conditions set forth in Section 6.1(a) shall not have been satisfied, the End Date may be extended by either Parent or the Company, in its discretion, by 3 months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended), and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the cause of the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent, if any Restraint permanently enjoining or otherwise prohibiting the consummation of the Merger has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such Restraint;

(d) by either the Company or Parent, if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least fifteen (15) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least fifteen (15) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) by the Company, prior to the receipt of the Company Stockholder Approval, if (i) the Board of Directors of the Company has determined that it has received a Superior Proposal; (ii) the Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 7.1(g), and included with such notice the identity of the person making a Superior Proposal and a summary of the material terms of such proposal; (iii) the Company has offered to negotiate with Parent in good faith during the 48-hour period immediately following receipt by Parent of the notice referred to in clause (ii) above (to the extent Parent desires to negotiate) regarding adjustments in the terms and conditions of this Agreement; provided that any material change in the economic terms or closing conditions of such proposal shall extend such period by 24 hours from the time of receipt by Parent of notice of such change (if later than the time that such period would otherwise have ended); (iv) following such period referred to in clause (iii) above, and taking into account any revised proposal irrevocably and unconditionally committed to by Parent during such period, the Board of Directors or a committee thereof shall have determined in good faith and after consultation with its outside counsel and financial advisors that there is a Superior Proposal more favorable to the stockholders of the Company than the proposal committed to by Parent; (v) concurrently with such termination, the Company enters into a definitive agreement with respect to a Superior Proposal; and (vi) prior to or concurrently with such termination, the Company pays the Company Termination Fee or, if such termination occurs other than during business hours on a Business Day, the Company provides to Parent a copy of irrevocable instructions to pay such amount no later than 9:00 a.m California time on the next succeeding Business Day;

(h) by Parent, if the Board of Directors of the Company or any committee thereof makes any Change of Recommendation adverse to Parent or Merger Sub, or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal (it being understood that the taking by the Company or any of its Representatives of any of the actions permitted by Section 5.3(b) shall not give rise to a right of termination pursuant to this Section 7.1(h));

Section 7.2  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and, if a Company Termination Fee is paid by Company pursuant to Section 7.3 hereof, there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates, except that the provisions of Section 5.2(b), Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that no such termination shall relieve any party from liability for damages for any fraud or breach of any provision of this Agreement.

Section 7.3  Expenses and Other Payments.  Any provision in this Agreement to the contrary notwithstanding, if (i) (A) after the date of this Agreement, any Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (C) concurrently with or within six (6) months after such termination, the Company shall have entered into a definitive agreement providing for or consummates a Qualifying Transaction; (ii) the Company shall have terminated this Agreement pursuant to Section 7.1(g); or (iii) Parent shall have validly terminated this Agreement pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of $250,000 in cash (the “Company Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective stockholders, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Company Termination Fee promptly upon the opening of business on the next Business Day), or in the case of clause (iii) above, by the end of the second Business Day following the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2  Expenses.  Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses. On the Closing Date, the Company shall deliver to Parent a reasonably detailed description of all Transaction Expenses incurred by the Company or its Subsidiaries through the Closing Date. “Transaction Expenses” means all fees and expenses incurred by the Company and its Subsidiaries in connection with the Merger and this Agreement and the transactions contemplated hereby on or prior to the Closing Date (including, without limitation, any fees and expenses of legal counsel and accountants, the amount of commission, fees and expenses payable to financial advisors, investment bankers and brokers of the Company and its Subsidiaries notwithstanding any contingencies for escrows, etc., any bonuses and any such fees incurred by the officers, directors, agents, consultants or contractors of the Company that the Company or its Subsidiaries have agreed are paid for or to be paid for by the Company or its Subsidiaries).

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, California 95035
Facsimile: (408) 570-1044
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 4025
Facsimile: (650) 324-0638
Attention: Elias Blawie and Kristen Kercher

To the Company:

Touchstone Software Corporation
1538 Turnpike Street
North Andover, Massachusetts 01845
Facsimile: (978) 683-1630
Attention: Chief Executive Officer

with a copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Facsimile: (310) 282-2200
Attention: Gerald M. Chizever

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock, Company Stock Options, Warrants or Non-Plan Options as of the Effective Time) and Section 5.9 (which shall be for the benefit of the parties referred to therein).

Section 8.11  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of the NASDAQ National Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein, whenever the context so requires. The definitions contained in this agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14  Definitions.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“1995 Plan” has the meaning set forth in Section 2.3(a).

“1996 Plan” has the meaning set forth in Section 2.3(a).

“1997 Plan” has the meaning set forth in Section 2.3(a).

“affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 5.3(f).

“Acquired Software” has the meaning set forth in Section 3.14(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(c).

“CIIA” has the meaning set forth in Section 5.5(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.5.

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.8(a).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Foreign Plan” has the meaning set forth in Section 3.8(a).

“Company Insurance Policies” has the meaning set forth in Section 3.21(a).

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Software” has the meaning set forth in Section 3.14(c).

“Company Specified Approvals” has the meaning set forth in Section 3.3(b).

“Company Specified Contracts” has the meaning set forth in Section 3.18(a).

“Company Stock Options” has the meaning set forth in Section 2.3(a).

“Company Stock Plans” has the meaning set forth in Section 2.3(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.17.

“Company Termination Fee” has the meaning set forth in Section 7.3.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Continuing Employee” has the meaning set forth in Section 5.5

“D&O Policy” has the meaning set forth in Section 5.9(b).

“Designated Employees” has the meaning set forth in Section 5.5(b).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(e).

“Effective Time” has the meaning set forth in Section 1.3.

“Offer Letters” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.22(h).

“ERISA” has the meaning set forth in Section 3.8(a).

“ERISA Affiliate” has the meaning set forth in Section 6.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Schedule 8.14(a) hereto or the knowledge that any such individual could obtain by reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Schedule 8.14(b) hereto or the knowledge that any such individual could obtain by reasonable inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, charge, adverse claim of title, adverse claim ownership or adverse claim right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Materials of Environmental Concern” has the meaning set forth in Section 3.22(h).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth in Section 5.5(b).

“Noncompetition Agreement” has the meaning set forth in the Recitals.

“Non-Plan Option” has the meaning set forth in Section 2.14(a).”Original Date” has the meaning set forth in Section 5.4(c).

“Oral Agreement” has the meaning set forth in Section 3.18(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent SEC Documents” has the meaning set forth in ARTICLE IV.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, or (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity.

“person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 3.11.

“Qualifying Transaction” has the meaning set forth in Section 7.3.

“Recommendation” has the meaning set forth in Section 3.3(a).

“Reference Date” has the meaning set forth in Section 3.6.

“release” and “environment” have the meaning set for in Section 3.22(h).

“Representatives” has the meaning set forth in Section 5.2(a).

“Restraint” has the meaning set forth in Section 6.1(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” has the meaning set forth in Section 3.12(a).

“Taxes” has the meaning set forth in Section 3.12(a).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Third Party Software” has the meaning set forth in Section 3.14(c).

“Transaction Expenses” has the meaning set forth in Section 8.2.

“Voting and Support Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.13(c).

“Warrant” has the meaning set forth in Section 2.14(a).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Woodson Hobbs
Name:     Woodson Hobbs

Title:	President and Chief Executive Officer

ANDOVER MERGER SUB, INC.

By:	/s/ Richard W. Arnold
Name:     Richard W. Arnold

Title:	President

TOUCHSTONE SOFTWARE CORPORATION

By:	/s/ Jason K. Raza
Name:     Jason K. Raza

Title:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger.

ANNEX B

Business Valuations
Fairness Opinions
Solvency Opinions
Expert Testimony

April 8, 2008

Board of Directors of TouchStone Software Corporation
c/o Mr. Pierre Narath
TouchStone Software Corporation
1538 Turnpike Street
North Andover, MA 01845

RE: Fairness Opinion for Transaction involving TouchStone Software Corporation

To the Board of Directors of TouchStone Software Corporation:

Per your request, SANLI PASTORE & HILL, INC. (“SP&H”) has performed research and diligence procedures for the purpose of rendering a fairness opinion, from a financial point of view, to the Board of Directors of TouchStone Software Corporation. (“TouchStone” or the “Company”) of the proposed transaction (the “Transaction”) by which all of TouchStone’s shares (including vested options and warrants) will be purchased by way of a merger with Phoenix Technologies Ltd. (“Phoenix”) in which TouchStone will become a wholly-owned subsidiary of Phoenix.

CERTIFICATION STATEMENT

SP&H is an independent specialist business valuation firm. We are regularly retained to issue fairness, solvency and valuation opinions.

We have no conflicting financial or other interests, actual or potential, with any of the parties to the Transaction. SP&H will not earn fees contingent on the close of the Transaction. Our opinion is based solely on the facts and circumstances of the Transaction, uninfluenced by other considerations of any kind.

COMPANY BACKGROUND AND DESCRIPTION OF THE TRANSACTION

TouchStone Software Corporation

TouchStone was incorporated on September 30, 1982 under the laws of the State of California and subsequently incorporated under the laws of the State of Delaware in October 1996.

Sanli Pastore & Hill, Inc.
1990 South Bundy Drive, Suite 800
Los Angeles, California 90025
Telephone: 310/571-3400
Fax: 310/571-3420
www.sphvalue.com

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

TouchStone is publicly listed and trades on the OTC Bulletin Board under the ticker symbol “TSSW.OB”. The corporate headquarters of TouchStone is located in North Andover, Massachusetts.

TouchStone develops, markets and supports various computer problem-solving utility software and supporting products and engineering services which simplify personal computer installation, support and maintenance. The Company operates from one location in the United States and markets its products domestically and internationally. The Company distributes and markets its products to end-users, enterprises (such as governmental agencies, educational and financial institutions) and designers and manufacturer of motherboards, PC systems and other microprocessor-based or embedded devices directly and through Internet.

Description of the Transaction

TouchStone Software Corporation and Phoenix Technologies Ltd. are entering into an Agreement and Plan of Merger (the “Merger”) wherein a wholly-owned subsidiary of Phoenix will merge into TouchStone, and TouchStone will become a wholly-owned subsidiary of Phoenix as a result of the Merger. Each share of TouchStone common stock, par value of $0.001 per share, that is outstanding immediately prior to the effective date when the Certificate of Merger will be filed with the Secretary of State of the State of Delaware, will represent the right to receive a cash consideration of $1.48 per share. Such outstanding common stock shares will exclude Dissenting shares and any shares held in the treasury of TouchStone or that which is owned, directly or indirectly, by TouchStone or any of its subsidiaries. Holders of vested options and warrants to purchase TouchStone common stock will receive cash consideration per option or warrant equal to the product of the excess, if any, of $1.48 over the exercise price.

As of April 1, 2008, the number of issued and outstanding shares was reported to be 12,115,060. Taking into consideration the 744,500 outstanding vested options and 200,000 outstanding warrants, the total Merger cash consideration to be paid to the shareholders of TouchStone is $18,704,579 ($1.48 x 12,115,060 outstanding shares and $774,290 net proceeds paid to option and warrant holders).

PURPOSE OF THE FAIRNESS OPINION

The purpose of the fairness opinion is to determine if the Transaction is fair, from a financial point of view, to the shareholders of TouchStone.

FUNCTION OF THE FAIRNESS OPINION

The function of the fairness opinion is to provide information to be used to assist the Board of Directors of TouchStone in determining whether to recommend the Transaction to the stockholders of TouchStone.

DUE DILIGENCE

SP&H was retained and began working on this assignment on March 17, 2008. SP&H engaged in extensive diligence in reaching the opinion herein. Data supporting our opinion is maintained in our files and is available upon request. A summary of SP&H’s diligence procedures is as follows:

1. Reviewed and analyzed TouchStone’s Audited Financial Statements for the years ending December 31, 2002 through 2007.

2. Conversations and correspondence with Mr. Pierre Narath, Chairman of Board of Directors, Mr. Jason Raza, Chief Executive Officer and President, and Ms. Michelle Carrozzella, Accounting Manager, from TouchStone Software Corporation.

3. Discussions with Mr. Charles Comtois, audit partner at Sullivan Bille, PC, independent certified public accountants, for TouchStone.

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

4. Conversations and correspondence with Messrs. Gerald Chizever and Allan Duboff of Loeb & Loeb LLP. Loeb & Loeb LLP is TouchStone’s outside corporate counsel. As of the date of this letter, Loeb & Loeb LLP is conducting legal work and legal due diligence for the Transaction.

5. Reviewed the following TouchStone Securities and Exchange Commission filings: Form 10-KSB filed 03/28/2008; Form 10-KSB filed 03/30/2007; Form 10-KSB filed 03/30/06; Form 10-QSB filed for the quarters ending 03/31/2005 through 09/30/2007; Forms 8-K filed between 06/29/2005 and 03/28/2008.

6. Industry research and analysis. Sources of data included:

a. Office of Management and Budget (“OMB”), Executive Office of the President, Standard Industrial Classification Manual, (1987).

b. “Software Publishing in the US.” IBISWorld Industry Report 3 Mar. 2008.

c. “Computer: Consumer Services & the Internet.” Standard & Poor’s Industry Surveys 27 Mar. 2008.

d. PC Pitstop Research. Online posting. October 2007 Driver Survey. 15 November 2007 <http://pcpitstop.com/research/driversurvey.asp>.

e. “Computer Software Development Industry Profile.” First Research 2 Feb. 2008

7. Economic research and analysis. Sources of data included:

a. Strauss, William. “Economic Outlook Symposium: Summary of 2007 results and forecasts for 2008.” Chicago Fed Letter (2008): 247.

b. United State. Cong. Budget Office. The Budget and Economic Outlook: Fiscal Years 2008 to 2017. Jan. 2008. 2 Apr. 2008. <http://www.cbo.gov/ftpdocs/77xx/doc7731/01-24-BudgetOutlook.pdf>

c. UCLA Anderson Forecast. The UCLA Anderson Forecast for the Nation and California. Los Angeles: UCLA Anderson, 2007.

8. Competition research and analysis.

9. Valuation analyses including discounted cash flow, income and market approaches. Sources of data included:

a. Morningstar, Inc. Stocks, Bonds, Bills, and Inflation. Chicago: Morningstar, 2007.

b. Morningstar 2007. Statistics For SIC Code 7372. 3 Apr. 2008.
<http://corporate.morningstar.com/ib/asp/subject.aspx?xmlfile=1426.xml>.

10. Valuation analyses including peer company data and comparable merger and acquisition deals. Sources of data included:

a. Pratt’s Stats. 2008. Transaction Details on Sales of Privately Held Companies. 20 Mar. 2008 <http://www.bvmarketdata.com/PSAdvSearch.asp>.

b. DoneDeals Online. 2008. Transaction Details for Public and Public Mid-Market Companies. 20 Mar. 2008 <http://www.donedeals.com/sitecomposer2/>.

c. “Updata Advisors 2008 Information Technology M&A Outlook.” Updata Advisor 2 Feb. 2008.

d. FactSet Mergerstat. Mergerstat Review 2007. California: Mergerstat, 2007.

e. “Mergerstat/BVR Control Premium Study.” FactSet MergerStat. 1 Apr. 2008. Path: Search the database; SIC 7372.

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

11. Reviewed the following TouchStone tax return filings: eSupport.com Massachusetts state returns for 2004 through 2006; Massachusetts state sales tax returns for 2004 through 2007; Massachusetts state tax returns and amendments from 2004 through 2006; federal tax returns and amendments from 2004 through 2006; and Form 3115 filed for 2004.

12. Reviewed and analyzed supporting tax documentation from 2005 through 2007 for payroll, sales, income, deferred income, and federal and state carry forward.

13. Reviewed and analyzed the eSupport.com Massachusetts state tax returns for 2004 through 2006.

14. Reviewed and analyzed the 62nds Solutions Limited tax return for the period of April 1, 2004 through March 31, 2005.

15. Reviewed and analyzed the income tax calculation and the federal and state carryforward summary for the year ended December 31, 2007.

16. Reviewed the documents provided by TouchStone Management which listed the domains and trademarks owned by the Company and the expiration date of the domains.

17. Reviewed and analyzed the list of TouchStone products and intellectual property provided by TouchStone Management.

18. Reviewed and analyzed the schedules for investments held in Xdimensional Technologies, Inc. and Ragula Systems Development Company as of December 31, 2007.

19. Reviewed and analyzed the software purchase agreement between TouchStone and 62nds Solutions Ltd entered into on May 5, 2005.

20. Reviewed and analyzed the share purchase agreement between 62nds Solutions Ltd and TouchStone dated April 30, 2007; and documentation of the subsequent execution of the agreement on April 30, 2007. 21. Reviewed the New Zealand Ministry of Economic Development Certificate of Incorporation for 62nds Solutions Limited dated March 18, 2008.

22. Reviewed the New Zealand Ministry of Economic Development Form 7 for the Issue of Shares.

23. Reviewed the New Zealand Ministry of Economic Development Company Extract for 62nds Solutions Limited dated March 18, 2008.

24. Reviewed documentation regarding the resignation of the 62nds Solution Limited directors and the appointment of Pierre Narath, Chairman of Board of Directors, as director of 62nds Solution Limited dated April 30, 2007.

25. Reviewed documentation regarding the transfer of outstanding 62nds Solution Limited shares to TouchStone dated April 30, 2007.

26. Reviewed and analyzed the software licensing agreement between Phoenix Technologies Ltd and Unicore Acquisition Corporation dated November, 1998 and subsequent renewal agreements naming TouchStone as successor dated April 2, 2002 and May 4, 2005.

27. Reviewed and analyzed the software purchase agreement between Super Win Software, Inc. and Touchstone dated April 10, 2007 and general release agreement thereof, dated February 25, 2008.

28. Reviewed and analyzed the investment representation and lockup agreement between Super Win Software and TouchStone, dated 9 August 2007.

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

29. Reviewed and analyzed the cancellation letter from TouchStone to Computershare Trust Company dated March 14, 2008 which authorizes the cancellation of 120,000 TouchStone shares previously awarded to Super Win Software.

30. Reviewed and analyzed the website purchase agreement between Mr. Peter Jonnes and Touchstone dated April, 2005 and the subsequent assignment agreement between eSupport.com, Inc. and Touchstone, dated September 8, 2005.

31. Reviewed and analyzed the software license agreement between Giga-Byte Technology Co., Ltd and Touchstone dated October 1, 2007.

32. Reviewed and analyzed the website purchase agreement between Metro Interactive Design Ltd, and Touchstone dated May 14, 2007.

33. Reviewed and analyzed the domain name purchase agreement for DriversPlanet.com between Carpe diem, d.o.o., Kranj and TouchStone dated May 11, 2007.

34. Reviewed and analyzed the website purchase agreement for Driverzone.com between Mr. Barry C. Fanion and TouchStone dated May 16, 2007.

35. Reviewed and analyzed the domain name transfer agreement for PCDrivers.com between Mr. Se Young Jun and TouchStone dated January 4, 2007.

36. Reviewed and analyzed the domain name transfer agreement for MrDriver.com between Mr. Marco Volpe and TouchStone dated October 12, 2006.

37. Reviewed and analyzed the Original Equipment Manufacturer (OEM) software licensing agreement between Smith Micro Software, Inc. and TouchStone effective September 2000.

38. Reviewed and analyzed the asset purchase agreement between Smith Micro Software Inc. and TouchStone dated July 31, 2000.

39. Reviewed and analyzed the software and website purchase agreement for Undelete Plus between Chermenin Kerill and TouchStone, dated October 10, 2007.

40. Reviewed and analyzed the investment representation and lockup agreement between Twilight Computers Limited and TouchStone dated April 30, 2007.

41. Reviewed the list of affiliates as provided by TouchStone.

42. Reviewed and analyzed the affiliate agreement between PDE Publications, Inc. and TouchStone dated September 8, 2006.

43. Reviewed the Articles of Incorporation and Bylaws for TouchStone and eSupport.com, Inc.

44. Reviewed the Certificate of Good Standing for TouchStone and eSupport.com, Inc. dated March 12, 2008 and March 3, 2008 respectively.

45. Reviewed email from Pierre Narath to Jocelyn Enecial, Legal Contracts Manager for Phoenix Technologies Limited, dated March 17, 2008, which confirms that there is no association between TouchStone Capital Group and TouchStone Software Corporation.

46. Reviewed and analyzed the schedules for accrued liabilities as of 12/31/07.

47. Reviewed and analyzed the inventory schedules as of 12/31/07.

48. Reviewed and analyzed the accounts payable and account receivable aging schedules as for the quarters ending March 31, 2007 through December 31, 2007.

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

49. Reviewed the narratives describing the financial business processes as of 12/31/07.

50. Reviewed the list of the top 5 vendors as provided by TouchStone Management.

51. Reviewed the list of real and material property and equipment provided by TouchStone.

52. Reviewed and analyzed the equipment lease agreement between The Copier Connection, Inc and TouchStone dated April 16, 2007.

53. Reviewed Management’s representation letters to the auditors for the financial statements for quarters ending 3/31/2005 through 9/30/2007.

54. Reviewed the legal confirmation letters received for the 2007 financial audit.

55. Reviewed the engagement letter issued by Sullivan Bille PC for audit services to be performed for the year ended December 31, 2007.

56. Reviewed and analyzed the Sarbanes-Oxley 404 consulting services agreement between Lord & Benoit, LLC and Touchstone dated January 22, 2008.

57. Reviewed Board Minutes for TouchStone from September 10, 1998 through March 12, 2008.

58. Reviewed and analyzed the Business Owners Policy held with Michaud, Rowe & Ruscak Insurance Associates, Inc. dated February 27, 2008.

59. Reviewed director and officer compensation information provided by TouchStone (inclusive of the note receivable paid to President & CEO and Chairman of the Board subsequent to December 31, 2005; and the promissory note paid by the Chairman of the Board during June 2005).

60. Reviewed the list of products and related End User Licensing Agreements provided by TouchStone.

61. Reviewed and analyzed the DriverAgent, RegistryWizard and Undelete-Plus End-User License Agreements provided by TouchStone.

62. Reviewed and analyzed the server collocation agreement between Expedient Communications and Touchstone dated May 1, 2007.

63. Reviewed and analyzed the service agreement between Verizon Business Services and TouchStone dated March 24, 2006.

64. Reviewed the DriverAgent and RegistryWizard refund policies as provided by TouchStone.

65. Reviewed the eSupport.com warranty and return policies as provided by TouchStone.

66. Reviewed and analyzed the office lease agreement between 114 Executive Park Reality Trust and TouchStone dated November 1, 2007.

67. Reviewed the Financial Public Relations Services Agreement between Market Pathways Financial Relations Incorporated and TouchStone dated January 1, 2000.

68. Reviewed the general provisions of the 1997 and 1995 stock incentive plans provided by TouchStone.

69. Reviewed and analyzed incentive stock options granted from October 15, 1998 through January 31, 2008.

70. Reviewed the list of TouchStone shareholders as of March 11, 2008.

71. Reviewed and analyzed the warrants agreement between TouchStone and Cruttenden Roth Incorporated and Punk Ziegel & Knoell L.P.

72. Reviewed the eSupport.com employee cumulative compensation as of March 18, 2008.

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

73. Reviewed the TouchStone Profit Sharing 401(k) Plan Document approved on May 1, 2002.

74. Reviewed the Form 5500 for the TouchStone 401(k) Plan for the years 2004 to 2006.

75. Reviewed the Zurich Workers Compensation and Employers Liability Insurance Policy dated May 30, 2007 and related premium revision dated August 21, 2007.

76. Reviewed and analyzed the consulting agreement between www.BlueSkyHeart.com (Layne Karkruff) and TouchStone dated December 12, 2007.

77. Reviewed and analyzed the consulting agreement between Mr. Donald Campbell and TouchStone dated January 25, 2008.

78. Reviewed and analyzed the consulting agreement between Nanna Computers Pvt Ltd and TouchStone dated January 11, 2008.

79. Reviewed and analyzed the confidential disclosure agreement between FastLink2.com (Ms. Cristina Mailat) and TouchStone dated January 23, 2008.

80. Reviewed and analyzed the confidential disclosure agreement between Nanna Computers Pvt Ltd and TouchStone dated January 11, 2008.

81. Reviewed and analyzed the intellectual property agreements dated June 3, 1997 through March 20, 2008 between TouchStone and the following employees: Jesse Cantara; Christopher Dunigan; Laile Benchekroun; Phil Young; Mahamoud Robleh; Matthew Vaughan; Rebekah Bergeron; Michelle Carrozzella; William Cushing; Haydee Liriano; Alexander Mordach; David Newcomb; Eric Pellerin and Tina Pratt.

82. Reviewed and analyzed amendments to employment agreements with Pierre Narath, Chairman of Board of Directors, and Jason Raza, Chief Executive Officer and President dated January 1, 2000.

83. Reviewed and analyzed employment offer letters dated May 30, 2000 through February 27, 2008 for the following employees: Jesse Cantara; Christopher Dunigan; Laile Benchekroun; Phil Young; Rebekah Bergeron; Michelle Carrozzella; William Cushing; Haydee Liriano; Alexander Mordach and Tina Pratt.

84. Reviewed and analyzed the following income documentation: Form 1099-Misc for Pierre Narath, Chairman of Board of Directors, from 2003 through 2007; and Form W-2 for Jason Raza, Chief Executive Officer and President, from 2003 through 2007.

85. Reviewed and analyzed the amended term promissory note between Metro Investments, LLC and TouchStone dated March 29, 2005.

86. Reviewed and analyzed the loan repayment agreement between Metro Investments, LLC and TouchStone dated January 1, 2000.

87. Reviewed and analyzed the promissory note between Pierre Narath, Chairman of Board of Directors, and TouchStone dated March 29, 2005.

LIMITING CONDITIONS

In rendering our opinion, SP&H has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from both public and private sources, including all the financial and other information provided to us by TouchStone.

We have further relied upon management of TouchStone and representatives of the above that the information provided to SP&H is not incomplete or misleading. SP&H does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions. We disclaim any liability resulting from information provided by TouchStone and its management.

Board of Directors of TouchStone Software Corp.
Fairness Opinion
April 8, 2008

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement
Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

Our opinion is necessarily based on economic, market, financial, and other conditions, as they exist on, and on the information made available to us, as of the date of this letter.

FAIRNESS OPINION CONCLUSION

The opinion expressed herein is provided for the information and assistance of the Board of Directors of TouchStone concerning the Transaction.

Based upon the analyses, assumptions and limiting conditions described above, and in light of the information we have obtained and the diligence procedures we have performed, it is our opinion that the Transaction is fair to the shareholders of TouchStone Software Corporation.

Our opinion is effective only as of the date written above. Also enclosed is information about SP&H, including the professional qualifications of the firm’s management and SP&H’s products and services.

Respectfully submitted,

SANLI PASTORE & HILL, INC.
a California corporation
TP/mi/nd/el/aw

ANNEX C

§262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TouchStone Software Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors Unanimously Recommends a Vote “FOR” Proposals 1 and 2.

		For	Against	Abstain			For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of April 9, 2008, among TouchStone, Phoenix Technologies Ltd., a Delaware corporation, and Andover Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Phoenix Technologies Ltd., as it may be amended from time to time, pursuant to which Andover Merger Sub, Inc. will merge with and into TouchStone.	☐	☐	☐	2.	To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.	☐	☐	☐

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign this proxy exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Corporations please sign with full corporate name by a duly authorized officer and affix the corporate seal.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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■	1 U P X	0 1 8 2 6 1 2	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TouchStone Software Corporation

Special Meeting of Stockholders June 25, 2008
This proxy is solicited by the board of directors for use at the special meeting on June 25, 2008
The undersigned stockholder of TouchStone Software Corporation, revoking all previous proxies, hereby constitutes and appoints Pierre A. Narath and Jason K. Raza, and each of them acting individually, as the agents and proxies of the undersigned, with full power of substitution in each, for and in the name and stead of the undersigned, to attend the Special Meeting of Stockholders of TouchStone Software Corporation to be held on June 25, 2008 at 11:00 a.m. Pacific Daylight Time, at 10100 Santa Monica Boulevard, 22nd Floor, Los Angeles, CA 90067, and to vote all shares of common stock of TouchStone which the undersigned would be entitled to vote if personally present at the special meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the reverse side hereof.
This Proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE OR TIME, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF SUCH ADJOURNMENT OR POSTPONEMENT TO ADOPT THE MERGER AGREEMENT AND “FOR” ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the special meeting or any adjournment thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE MERGER AGREEMENT, NOTICE OF THE SPECIAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said agents and proxies may do by virtue hereof and hereby confirms that this proxy shall be valid and may be voted whether or not the stockholder’s name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.
(Continued and to be marked, dated and signed on reverse side.)